EXECUTION COPY


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                      STOCK AND ASSET PURCHASE AGREEMENT



                                    BETWEEN



                             Arch Chemicals, Inc.



                                      AND



                           FUJI PHOTO FILM CO., LTD.



                         Dated as of October 24, 2004




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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                   ARTICLE I

     PURCHASE AND SALE OF THE SECURITIES AND THE ACQUIRED ASSETS; CLOSING

SECTION 1.01. Purchase and Sale of the Securities and the Acquired Assets....2
SECTION 1.02. Acquired Assets and Excluded Assets............................3
SECTION 1.03. Assumption of Certain Liabilities..............................6
SECTION 1.04. Consents of Third Parties......................................7
SECTION 1.05. Closing Date...................................................8
SECTION 1.06. Transactions To Be Effected at the Closing.....................8
SECTION 1.07. Purchase Price Adjustment......................................9
SECTION 1.08. Risk of Loss..................................................12


                                  ARTICLE II

   REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS AND THE SECURITIES

SECTION 2.01. Organization, Standing and Power..............................12
SECTION 2.02. Authority; Execution and Delivery; Enforceability.............12
SECTION 2.03. No Conflicts; Consents........................................13
SECTION 2.04. The Securities................................................13
SECTION 2.05. No Other Subsidiaries Related to the Acquired Business........14
SECTION 2.06. Brokers or Finders............................................14


                                  ARTICLE III

       REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED BUSINESS

SECTION 3.01. Organization and Standing; Books and Records..................14
SECTION 3.02. Capital Stock of the Acquired Subsidiaries and Their
              Subsidiaries..................................................14
SECTION 3.03. No Conflicts; Consents........................................15
SECTION 3.04. Financial Statements..........................................15
SECTION 3.05. Assets Other than Real Property Interests.....................16
SECTION 3.06. Real Property.................................................16
SECTION 3.07. Intellectual Property.........................................18
SECTION 3.08. Contracts.....................................................19
SECTION 3.09. Inventory.....................................................22
SECTION 3.10. Personal Property.............................................22
SECTION 3.11. Receivables...................................................22
SECTION 3.12. Investments...................................................22
SECTION 3.13. Permits.......................................................23
SECTION 3.14. Sufficiency of Acquired Assets................................23

SECTION 3.15. Taxes.........................................................23
SECTION 3.16. Proceedings...................................................25
SECTION 3.17. Business Benefit Plans........................................25
SECTION 3.18. Absence of Changes or Events..................................28
SECTION 3.19. Compliance with Laws..........................................28
SECTION 3.20. Environmental Matters.........................................28
SECTION 3.21. Employee and Labor Matters....................................30


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 4.01. Organization, Standing and Power..............................31
SECTION 4.02. Authority; Execution and Delivery; and Enforceability.........31
SECTION 4.03. No Conflicts; Consents........................................31
SECTION 4.04. Litigation....................................................32
SECTION 4.05. Securities Act................................................32
SECTION 4.06. Availability of Funds.........................................32
SECTION 4.07. No Knowledge of Misrepresentation or Omission.................32
SECTION 4.08. Brokers or Finders............................................32


                                   ARTICLE V

                                   COVENANTS

SECTION 5.01. Covenants Relating to Conduct of the Acquired Business........32
SECTION 5.02. No Solicitation...............................................34
SECTION 5.03. Access to Information.........................................34
SECTION 5.04. Confidentiality...............................................35
SECTION 5.05. Reasonable Best Efforts.......................................35
SECTION 5.06. Expenses; Transfer Taxes......................................36
SECTION 5.07. Employee and Business Benefit Plan Matters....................37
SECTION 5.08. Tax Matters...................................................43
SECTION 5.09. Supplemental Disclosure.......................................46
SECTION 5.10. Post-Closing Cooperation......................................46
SECTION 5.11. Publicity.....................................................47
SECTION 5.12. Records.......................................................47
SECTION 5.13. Agreement Not To Compete......................................47
SECTION 5.14. Bulk Transfer Laws............................................49
SECTION 5.15. Resignations..................................................49
SECTION 5.16. Further Assurances............................................49
SECTION 5.17. Names Following Closing.......................................49
SECTION 5.18. Supplies......................................................50
SECTION 5.19. Transfer of Certain Assets....................................50
SECTION 5.20. Purchase Price Allocation.....................................50
SECTION 5.21. Intercompany Indebtedness.....................................51

SECTION 5.22. Transfer of Joint Venture Investment..........................51
SECTION 5.23. Title Insurance...............................................51
SECTION 5.24. Intellectual Property and Technology Rights...................52
SECTION 5.25. Known Environmental Matters...................................52


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party's Obligation.........................53
SECTION 6.02. Conditions to Obligation of Purchaser.........................54
SECTION 6.03. Conditions to Obligation of Principal Seller..................55
SECTION 6.04. Frustration of Closing Conditions.............................56
SECTION 6.05. Effect of Certain Waivers.....................................56


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination...................................................56
SECTION 7.02. Effect of Termination.........................................57
SECTION 7.03. Amendments and Waivers........................................57


                                 ARTICLE VIII

                                INDEMNIFICATION

SECTION 8.01. Tax Indemnification...........................................57
SECTION 8.02. Other Indemnification by Principal Seller.....................58
SECTION 8.03. Other Indemnification by Purchaser............................60
SECTION 8.04. Calculation of Losses.........................................61
SECTION 8.05. Termination of Indemnification................................62
SECTION 8.06. Procedures....................................................62
SECTION 8.07. Survival of Representations, Warranties, Covenants and
              Agreements....................................................65
SECTION 8.08. No Additional Representations.................................66


                                  ARTICLE IX

                              GENERAL PROVISIONS

SECTION 9.01. Assignment....................................................66
SECTION 9.02. No Third-Party Beneficiaries..................................66
SECTION 9.03. Notices.......................................................66
SECTION 9.04. Interpretation; Exhibits and Schedules; Certain Definitions...67
SECTION 9.05. Counterparts..................................................77

SECTION 9.06. Entire Agreement..............................................77
SECTION 9.07. Severability..................................................77
SECTION 9.08. Consent to Jurisdiction.......................................77
SECTION 9.09. Governing Law.................................................77
SECTION 9.10. Waiver of Jury Trial..........................................78

                    STOCK AND ASSET PURCHASE AGREEMENT dated as of October 24,
               2004, between Arch Chemicals, Inc., a Virginia corporation ("Principal Seller"), and FUJI PHOTO FILM CO., LTD, a Japanese corporation ("Purchaser").

          WHEREAS, Principal Seller is engaged in the business of developing, manufacturing, marketing and selling microelectronic materials products to the microelectronics, semiconductor and other electronic components industries, such as: (i) photoresists and other photopolymers, (ii) polyimides, (iii) formulated products including ancillaries, (iv) thin film systems and (v) chemical mechanical planarization products, but excluding the CMS Business (as defined in Section 9.04(b)) (the "MM Business");

          WHEREAS, Principal Seller and Purchaser desire that Purchaser purchase from Principal Seller and Principal Seller sell to Purchaser the MM Business excluding (i) Principal Seller's ownership interest in, and other interests and obligations primarily associated with, (a) the Excluded Facility (as defined in Section 9.04(b)) and (b) the Planar Interest (as defined in
Section 9.04(b)) and (ii) the Planar Business (as defined in Section 9.04(b)) (the "Acquired Business");

          WHEREAS, the subsidiaries of Principal Seller set forth in Schedule A (collectively, the "Acquired Subsidiaries") are principally involved in the Acquired Business;

          WHEREAS, Principal Seller and the subsidiaries of Principal Seller, other than the Acquired Subsidiaries, set forth in Schedule B (collectively, the "Assets Sellers") own, lease or license properties or assets used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business;

          WHEREAS, the parties desire that Purchaser acquire the Acquired Business and, as a matter of convenience, such acquisition (the "Acquisition") shall be effected by (i) Purchaser, directly or indirectly through the Purchaser Designees (as defined in Section 9.01), purchasing from the Securities Sellers (as defined in Section 2.04), and the Securities Sellers selling to Purchaser or the Purchaser Designees, all of the issued and outstanding capital stock and other equity interests (collectively, the "Securities") of each Acquired Subsidiary after the consummation of the transactions contemplated by Section 5.19; (ii) Purchaser, directly or indirectly through the Purchaser Designees, purchasing from the Assets Sellers (together with the Securities Sellers, the "Sellers"), and the Assets Sellers selling to Purchaser or the Purchaser Designees, the Acquired Assets (as defined in Section 1.02(a)).

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                  ARTICLE I

     Purchase and Sale of the Securities and the Acquired Assets; Closing
     --------------------------------------------------------------------

          SECTION 1.01. PURCHASE AND SALE OF THE SECURITIES AND THE ACQUIRED ASSETS. (a) On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.05), (i) Principal Seller shall sell, transfer and deliver, and cause each of the other Securities Sellers to sell, transfer and deliver, to Purchaser and/or the Purchaser Designees, and Purchaser and/or the Purchaser Designees shall purchase from the Securities Sellers, the Securities and (ii) Principal Seller shall sell, assign, transfer, convey and deliver, and cause each of the other Assets Sellers to sell, assign, transfer, convey and deliver, to Purchaser and/or the Purchaser Designees, and Purchaser and/or the Purchaser Designees shall purchase from the Assets Sellers all the rights, titles and interests as of the Closing of the Assets Sellers in, to and under the Acquired Assets (as defined in Section 1.02(a)), for (a) an aggregate purchase price of $160,500,000 (the "Purchase Price"), payable as set forth below in Section 1.06 and subject to adjustment as provided in Section 1.07, and (b) the assumption of the Assumed Liabilities (as defined in Section 1.03(a)). Notwithstanding any provision of this Agreement to the contrary, the Sellers shall retain, and Purchaser shall not acquire, directly from the Assets Sellers or indirectly through the acquisition of the Securities, any interest in the Excluded Assets (as defined in Section 1.02(b)) or assets owned by the Acquired Subsidiaries that would be Excluded Assets if owned by the Assets Sellers and shall not assume, directly from the Assets Sellers or indirectly through the acquisition of the Securities, the Excluded Liabilities or liabilities of the Acquired Subsidiaries that would be Excluded Liabilities if they were liabilities of the Assets Sellers. Prior to the Closing, Principal Seller shall cause the Acquired Subsidiaries to transfer all assets that would be Excluded Assets if the Acquired Subsidiaries were Assets Sellers in accordance with Section 5.19, and Principal Seller shall cause the Acquired Subsidiaries to transfer all liabilities of the Acquired Subsidiaries that would be Excluded Liabilities if the Acquired Subsidiaries were Assets Sellers in accordance with Section 5.19.

          (b) Subject to the terms and conditions hereof, Principal Seller shall, or shall cause the respective Sellers to, and Purchaser shall, or shall cause the respective Purchaser Designees to, enter into such agreements or instruments (the "Foreign Acquisition Agreements") providing for the sale, transfer, assignment or other direct or indirect conveyance of Securities or Acquired Assets located outside the United States that, pursuant to requirements of applicable local Law (as defined in Section 2.03), must be documented separately from this Agreement, which Foreign Acquisition Agreements shall be negotiated in good faith between Principal Seller and Purchaser. Notwithstanding any provision of this Agreement to the contrary, the parties agree that each Foreign Acquisition Agreement shall only contain the provisions required by applicable Law. To the extent that the provisions of any Foreign Acquisition Agreement are inconsistent with the provisions of this Agreement, (i) the provisions of this Agreement shall prevail and the inconsistent provisions of the Foreign Acquisition Agreement shall be given effect only to the extent required to comply with applicable Law and (ii) Principal Seller and Purchaser shall nonetheless comply with, and shall


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                                                                             3


respectively cause the Acquired Subsidiaries, Assets Sellers and Purchaser Designees to comply with, the applicable provisions of this Agreement as though they were bound by such provisions of this Agreement instead of the applicable provisions of the relevant Foreign Acquisition Agreement.

          SECTION 1.02. ACQUIRED ASSETS AND EXCLUDED ASSETS. (a) The term "Acquired Assets" means all the business, properties, assets, goodwill and rights of the Assets Sellers of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by the Assets Sellers on the Closing Date (as defined in Section 1.05) and used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business, other than the Excluded Assets, including:

          (i) all real property, leaseholds and other interests in real property listed in Section 3.06 of the Seller Disclosure Schedule (as defined in Article II), in each case together with the applicable Assets Seller's right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto (the "Acquired Premises");

          (ii) all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories (collectively, "Inventory") of each Assets Seller that on the Closing Date are located on the Acquired Premises, and all Inventory of each Assets Seller (including in transit, on consignment or in the possession of any third party) on the Closing Date that are used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business;

          (iii) all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles, that are used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business, including the computer hardware listed in Schedule 1.02(a)(iii);

          (iv) all accounts receivable arising primarily out of the operation or conduct of the Acquired Business (the "Acquired Receivables");

          (v) all patents (including all reissues, divisions and continuations thereof), patent applications, and patent rights; trademarks, trademark registrations and applications therefor; servicemarks, servicemark registrations and applications therefor; trade names, trade name registrations and applications therefor; business names and brand names, except for the business or trade names of Principal Seller; copyrights, copyright registrations and applications therefor; designs, design registrations and applications therefor (in each such case including any extension, modification, or renewal of each such registration or application), and all rights to any of the foregoing in any jurisdiction ("Intellectual Property"), that are used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business;

          (vi) all nonpublic information, know-how, trade secrets, confidential information and proprietary technology rights in any jurisdiction, including all inventions, discoveries, ideas, designs and improvements wherever made, whether patentable or not; and all proprietary writings, artwork and other works of authorship, including formulae, processes, procedures, research records, records of inventions, test information databases, market surveys, business strategy, and marketing know-how, whether patentable, copyrightable or not, and any rights therein, in any jurisdiction (collectively "Technology") that are used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business, including Owned Software (as defined in Section 9.04(b));

          (vii) all Permits (as defined in Section 3.13(a)) that are used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business;

          (viii) all written contracts, leases, subleases, licenses, indentures, agreements, commitments and other legally binding arrangements (including purchase orders and sales orders) ("Contracts") to which an Assets Seller is a party or by which an Assets Seller is bound that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Acquired Business (the "Assigned Contracts");

          (ix) all partnership interests and other equity interests in any corporation, company, limited liability company, partnership, joint venture, trust or other business association ("Investments") that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Acquired Business, including those listed in Section 3.12 of the Seller Disclosure Schedule and the Joint Venture Interest (as defined in Section 9.04(b)), but excluding the Planar Interest;

          (x) all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Acquired Business;

          (xi) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Acquired Business;

          (xii) all assets held under the Business Benefit Plans (as defined in Section 3.17(a)) that are to be transferred to Purchaser under and in accordance with Section 5.07;

          (xiii) all rights, claims and credits to the extent relating to any other Acquired Asset or any Assumed Liability (as defined in Section 1.03(a)), including any such items arising under guarantees, warranties, indemnities and similar rights in favor of any Assets Seller in respect of any such Acquired Asset or any Assumed Liability;

          (xiv) all books, manuals, records, files, documents, ledgers, invoices, data bases, data, information and correspondence (including (A) customer and supplier lists, (B) production, quality control, inventory, billing, credit and collection records, (C) correspondence and miscellaneous records with respect to customers and supply sources, (D) general, financial, accounting and personnel records, (E) sales and promotional literature and (F) general correspondence and miscellaneous files relating to the filing, prosecution, issuance, maintenance, validity, enforcement and/or defense of any Intellectual Property rights) (in all cases, in any form or medium) that are used, held for use or intended to be used primarily in, or that arise primarily out of, the conduct or operation of the Acquired Business ("Records"); and

          (xv) all goodwill generated by or associated with the Acquired
     Business.

          (b) The term "Excluded Assets" means the following business, properties, assets, goodwill and rights, real or personal, tangible or intangible, that are owned, leased or licensed to the Assets Sellers on the Closing Date:

          (i) all the business, properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible that are used, held for use or intended to be used primarily in the operation or conduct of the CMS Business;

          (ii) all assets identified in Schedule 1.02(b)(iii);

          (iii) all cash and cash equivalents;

          (iv) all rights, claims and credits to the extent relating to any other Excluded Asset or any Excluded Liability (as defined in Section 1.03(b)), including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in respect of any other Excluded Asset or any Excluded Liability;

          (v) all assets held with respect to the Business Benefit Plans, except to the extent such assets are to be transferred to Purchaser under and in accordance with Section 5.07;

          (vi) all rights under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement, including the Foreign Acquisition Agreements (the "Ancillary
     Agreements");

          (vii) all rights with respect to any indebtedness for borrowed money of Principal Seller or any other affiliate of Principal Seller to such Asset Seller;

          (viii) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

          (ix) all records prepared in connection with the sale of the Acquired Business to Purchaser;

          (x) all computer hardware that is not listed on Schedule
     1.02(a)(iii);

          (xi) the Planar Interest, the Planar Business and all properties, assets, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, of Planar;

          (xii) all rights of Principal Seller or any affiliate of Principal Seller (including each Assets Seller and Acquired Subsidiary) under any confidentiality, non-use or similar Contract with any Participant to the extent that such rights relate to any business other than the Acquired Business, including, for the avoidance of doubt, the CMS Business and the Planar Business; and

          (xiii) all financial and tax records relating to the Acquired Business to the extent that they constitute a part of any Seller's general ledger.

          SECTION 1.03. ASSUMPTION OF CERTAIN LIABILITIES. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, all the following liabilities, obligations and commitments of each Assets Seller (the "Assumed Liabilities"), other than any Excluded Liabilities:

          (i) all liabilities, obligations and commitments under the Assigned Contracts;

          (ii) all accounts payable arising primarily out of the operation or conduct of the Acquired Business;

          (iii) all liabilities, obligations and commitments identified in
     Schedule 1.03(a)(iii);

          (iv) all liabilities, obligations and commitments arising out of Environmental Laws (as defined in Section 3.20(h)(i)) or Hazardous Materials (as defined in Section 3.20(h)(ii)) in connection with the ownership, operation or condition of any Acquired Asset;

          (v) all liabilities, obligations and commitments reflected in the Closing Statement (as defined in Section 1.07(a)); and

          (vi) all other liabilities, obligations and commitments, whether arising before, on or after the Closing Date, arising primarily out of the operation or conduct of the Acquired Business.

          (b) Notwithstanding any other provision of this Agreement, the Assets Sellers shall retain and Purchaser shall not assume any Excluded Liability. The term "Excluded Liability" means the following liabilities, obligations and commitments of the Assets Sellers:

          (i) each liability, obligation or commitment arising primarily out of the operation or conduct by any Assets Seller of any business other than the Acquired Business, except for any liability, obligation or commitment arising from the acts or omissions of Purchaser or any of its affiliates that occur at any time before, on or after the Closing Date;

          (ii) each liability, obligation or commitment with respect to any indebtedness for borrowed money of any Assets Seller to Principal Seller or any other affiliate of Principal Seller;

          (iii) each liability, obligation or commitment identified in
     Schedule 1.03(b)(iii);

          (iv) each liability, obligation or commitment that relates primarily to, or that arises primarily out of, any Excluded Asset, or that arises out of the distribution to, or ownership by, any Assets Seller of any Excluded Asset or associated with the realization of the benefits of any Excluded Asset;

          (v) each liability, obligation or commitment that relates to Participants and their compensation and benefits that are not specifically assumed by Purchaser or any of its affiliates under and in accordance with Section 1.03(a)(v) or Section 5.07;

          (vi) each claim with respect to U.S. workers' compensation arising from the operation of the Acquired Business prior to the Closing Date;

          (vii) each liability, obligation or commitment that arises out of Known Environmental Matters; and

          (viii) each liability, obligation or commitment for Taxes (as defined in Section 3.15(a)) imposed upon the Assets Seller or attributable to the Acquired Assets for periods up to and including the Closing Date.

          (c) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of any Assets Seller, other than the Assumed Liabilities, and free and clear of all Liens (as defined in Section 3.05(a)), other than Permitted Liens (as defined in Section 3.05(a)).

          SECTION 1.04. CONSENTS OF THIRD PARTIES. (a) Notwithstanding any other provision of this Agreement, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to a Contract concerning such asset, or would in any way adversely affect the rights of any Assets Seller or, upon transfer, Purchaser under such asset. If any transfer or assignment by any Assets Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.

          (b) If any such consent is not obtained prior to the Closing, Principal Seller and Purchaser shall cooperate in any lawful and reasonable arrangement reasonably proposed by Principal Seller or Purchaser under which Purchaser shall obtain the economic claims, rights and benefits and perform the obligations under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement.

          SECTION 1.05. Closing Date. (a) Except as provided in Section 1.05(b), the closing of the Acquisition (the "Closing") shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the fifth business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in
Section 6.01, or, if on such day any condition set forth in Section 6.02 or
6.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Principal Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          (b) The closing of the purchase and sale of Securities and Acquired Assets to be completed outside the United States pursuant to the Foreign Acquisition Agreements shall take place on the Closing Date at such places and times as may be specified in the respective Foreign Acquisition Agreements.

          SECTION 1.06. TRANSACTIONS TO BE EFFECTED AT THE CLOSING. At the
Closing:

          (a) Principal Seller shall, and shall cause the other Securities Sellers and other Assets Sellers, as applicable, to, deliver to Purchaser
     (i) (A) certificates representing the Securities, duly endorsed in blank or accompanied by stock powers or stock transfer forms duly endorsed in blank, in proper form for transfer, with appropriate transfer tax stamps, if any, affixed, or (B) such instruments as may be required to transfer the Securities in accordance with applicable Law; (ii) such appropriately executed deeds (in recordable form), bills of sale, assignments and other instruments of transfer relating to the Acquired Assets, including the Business Properties (as defined in Section 3.06(b)), in form and substance required by applicable Law and reasonably satisfactory to Purchaser; and (iii) such other documents as Purchaser may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

          (b) Purchaser shall deliver to Principal Seller (i) payment, by wire transfer to a bank account designated in writing by Principal Seller (such designation to be made at least five business days prior to the Closing Date), immediately available funds in an amount equal to (A) the


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                                                                             9


     Purchase Price, plus (B) the amount (the "Estimated Purchase Price Adjustment") by which the estimate of Working Capital (as defined in
     Section 1.07(d)) as of the close of business on the Closing Date prepared by Principal Seller and set forth in Schedule 1.06(b) exceeds the WC Amount (as defined in Section 1.07(c)) (the Purchase Price plus the Estimated Purchase Price Adjustment being hereinafter referred to as the "Closing Date Amount") and (ii) such other documents as Principal Seller may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

          SECTION 1.07. PURCHASE PRICE ADJUSTMENT. (a) Within 60 days after the Closing Date, Principal Seller shall prepare and deliver to Purchaser a statement (the "Closing Statement"), setting forth Working Capital as of the close of business on the Closing Date ("Closing Working Capital"). Purchaser shall assist, and shall cause the Acquired Subsidiaries to assist, Principal Seller and its advisors, including its independent auditors, in the preparation of the Closing Statement and shall provide Principal Seller and its advisors, including its independent auditors, with (i) all reasonably requested Records and books and records of each Acquired Subsidiary and (ii) access at all reasonable times to the personnel and properties of the Acquired Business, in each case for such purpose.

          (b) During the 30-day period following Purchaser's receipt of the Closing Statement, Purchaser and its advisors, including its independent auditors, shall be permitted to review the working papers of Principal Seller and, if applicable, of Principal Seller's independent auditors relating to the Closing Statement, provided that Purchaser and its advisors, including its independent auditors, have executed all release letters reasonably requested by Principal Seller's independent auditors in connection therewith. The Closing Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Closing Statement (the "Notice of Disagreement") to Principal Seller prior to such date. Purchaser may only deliver one Notice of Disagreement to Principal Seller, and Purchaser and its affiliates shall not raise any disagreements with the Closing Statement other than the disagreements set forth in the Notice of Disagreement, nor shall Purchaser or any of its affiliates adjust or change any disagreement set forth in the Notice of Disagreement. The Notice of Disagreement shall (i) specify in reasonable detail the nature of each disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 1.07 and (iii) be accompanied by a certificate of Purchaser that it has complied with Section 1.07(e). If the Notice of Disagreement is received by Principal Seller in a timely manner, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon Principal Seller and Purchaser on the earlier of (A) the date Principal Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of the Notice of Disagreement, Principal Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the

Notice of Disagreement. During such period, Principal Seller and its advisors, including its independent auditors, shall have access to the working papers of Purchaser and, if applicable, of Purchaser's independent auditors prepared in connection with the Notice of Disagreement, provided that Principal Seller and its advisors, including its independent auditors, have executed all release letters reasonably requested by Purchaser's independent auditors in connection therewith. During such period, Purchaser shall also provide Principal Seller and its advisors, including its independent auditors, with (i) all reasonably requested Records and books and records of each Acquired Subsidiary and (ii) access at all reasonable times to the personnel and properties of the Acquired Business, in each case for the purpose of assisting Principal Seller in resolving any differences between Principal Seller and Purchaser with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Principal Seller and Purchaser shall submit to an independent accounting firm (the "Accounting Firm") for arbitration any and all matters that remain in dispute and were included in the Notice of Disagreement in accordance with clause (ii) of the fourth sentence of this Section 1.07(b), in the form of a written document. The Accounting Firm shall be BDO Seidman, LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Principal Seller and Purchaser shall jointly instruct the Accounting Firm that it (i) shall act as an expert and not as an arbitrator, (ii) shall review only the matters that were included in the Notice of Disagreement in accordance with clause (ii) of the fourth sentence of this Section 1.07(b) and which Principal Seller or Purchaser submits to the Accounting Firm, (iii) shall make its determination based upon the terms and conditions set forth in this Section 1.07 and within the range of (x) the amount of Closing Working Capital set forth in the Closing Statement and (y) the amount of Closing Working Capital set forth in the Notice of Disagreement and (iv) shall render its decision within 60 days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred in rendering any judgment pursuant to this Section 1.07 shall be borne by Purchaser and Principal Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and expenses of Principal Seller's advisors, including its independent auditors, incurred in connection with their review of the Closing Statement and, if applicable, the Notice of Disagreement shall be borne by Principal Seller, and the fees and expenses of Purchaser's advisors, including its independent auditors, incurred in connection with their review of the Closing Statement and, if applicable, the Notice of Disagreement shall be borne by Purchaser.

          (c) The Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $29,363,936 (the "WC Amount"), and the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the WC Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Purchase Price"). If the Closing Date Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Principal Seller shall, within 10 business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to the account designated by Principal Seller or Purchaser, as applicable, within five business days after the Closing Statement becomes final and binding on the parties, in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

          (d) For all purposes hereof, the term "Working Capital" means Current Assets minus Current Liabilities. The terms "Current Assets" and "Current Liabilities" mean the consolidated current assets and consolidated current liabilities, respectively, of the Acquired Business, calculated:

          (i) in accordance with the accounting principles set forth in
     Section 1.07(d) of the Seller Disclosure Schedule, whether or not doing so is in accordance with United States generally accepted accounting principles ("GAAP");

          (ii) subject to the immediately preceding clause (i), in the same way, using the same methods, as the line items on the statement (the "Year-End Statement") setting forth Working Capital as of the close of business on December 31, 2003 and set forth on Section 1.07(d) of the Seller Disclosure Schedule, whether or not doing so is in accordance with GAAP; and

          (iii) subject to the immediately preceding clauses (i) and (ii), in accordance with GAAP.

The adjustment contemplated by this Section 1.07 is intended to show the change in Working Capital from the date of the Year-End Statement to the Closing Date, and such change can only be measured if the calculation is done in the same way and using the same methods for both dates. Any items on or omissions from the Year-End Statement that are based upon errors of fact or that are not in accordance with GAAP shall be retained for purposes of calculating Closing Working Capital. Notwithstanding any provision of this Agreement, no fact or circumstance arising after the delivery of the Closing Statement shall be taken into account in the preparation of the Closing Statement, the determination of Closing Working Capital or the resolution of any dispute regarding the Closing Statement, Closing Working Capital or any adjustment to the Purchase Price contemplated by this Section 1.07.

          (e) Following the Closing through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.07, Purchaser shall not take any action with respect to the accounting books and records of the Acquired Business on which the Closing Statement is to be based that could prevent, obstruct or otherwise affect (i) the results of the procedures set forth in this Section 1.07, including the value of the Closing Working Capital or any other value set forth on the Year-End Statement or the Closing Statement, or (ii) the procedures set forth in this Section 1.07, including the preparation of the Closing Statement or the resolution of any dispute regarding the Closing Statement. During the period of time from and after the

Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.07, Purchaser shall afford, and shall cause each Acquired Subsidiary to afford, to Principal Seller and any accountants, counsel or financial advisers retained by Principal Seller in connection with any adjustment to the Purchase Price contemplated by this Section 1.07 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Acquired Business relevant to the adjustment contemplated by this Section 1.07.

          (f) Notwithstanding the foregoing provisions of this Section 1.07, no adjustment to the Purchase Price pursuant to Section 1.07(c) shall be made, and no payment pursuant to Section 1.07(c) shall be made, unless such adjustment would exceed $250,000, and if the adjustment would exceed $250,000, then the full amount of the adjustment shall be made.

          SECTION 1.08. RISK OF LOSS. Prior to the Closing, any loss of or damage to the Acquired Assets or assets of the Acquired Subsidiaries from fire, casualty or any other occurrence shall be the sole responsibility of the applicable Assets Seller or Acquired Subsidiary.

                                  ARTICLE II

                        Representations and Warranties
                        ------------------------------
                  Relating to the Sellers and the Securities
                  ------------------------------------------

          Except as set forth in the disclosure schedule delivered by Principal Seller to Purchaser prior to the date of this Agreement and the documents attached to or incorporated by reference in such disclosure schedule (collectively, the "Seller Disclosure Schedule"), Principal Seller hereby represents and warrants to Purchaser as follows:

          SECTION 2.01. ORGANIZATION, STANDING AND POWER. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

          SECTION 2.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Principal Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Principal Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Principal Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Principal Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          SECTION 2.03. NO CONFLICTS; CONSENTS. The execution and delivery by Principal Seller of this Agreement do not, the execution and delivery by Principal Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Principal Seller with the terms hereof and thereof will not conflict with (i) the certificate of incorporation or by-laws of Principal Seller, (ii) any Contract to which Principal Seller is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Law") applicable to Principal Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to result in a material adverse effect on the ability of Principal Seller to consummate the Acquisition (a "Seller Material Adverse Effect"). No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, municipal, local or foreign government, or any political subdivision thereof, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to any Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the German Act against Restraints of Competition of 1958, as amended (the "GARC") and other applicable competition Laws, (B) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and (C) those the failure of which to be obtained or made, individually or in the aggregate, have not had and are not reasonably likely to result in either a Seller Material Adverse Effect or an Acquired Business Material Adverse Effect (as defined in Section 9.04(b)).

          SECTION 2.04. THE SECURITIES. Principal Seller and each subsidiary of Principal Seller set forth in Section 2.04 of the Seller Disclosure Schedule (collectively, the "Securities Sellers") has good and valid record and beneficial title to the Securities set forth opposite such Securities Seller's name in Section 2.04 of the Seller Disclosure Schedule, free and clear of all Liens. Assuming Purchaser or the applicable Purchaser Designee has the requisite power and authority to be the lawful owner of the Securities, upon delivery to Purchaser or such Purchaser Designee at the Closing of (i) certificates representing the Securities, duly endorsed by the applicable Securities Seller for transfer to Purchaser or such Purchaser Designee or accompanied by stock powers or stock transfer forms duly endorsed by the applicable Securities or (ii) such instruments as may be required to transfer the Securities in accordance with applicable Law, and upon Principal Seller's receipt of the Closing Date Amount, good and valid title to the Securities will pass to Purchaser or the applicable Purchaser Designee, free and clear of any Liens, other than those arising from acts of Purchaser or any of its affiliates. Other than this Agreement, the Securities are not subject to any voting trust agreement or other Contract.

          SECTION 2.05. NO OTHER SUBSIDIARIES RELATED TO THE ACQUIRED BUSINESS. Other than the Assets Sellers and the Acquired Subsidiaries, no subsidiary of Principal Seller owns, leases or licenses any properties or assets used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business.

          SECTION 2.06. BROKERS OR FINDERS. No agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by Principal Seller, except for each firm or person, if any, whose fees and expenses will be paid by Principal Seller.

                                 ARTICLE III

                        Representations and Warranties
                        ------------------------------
                       Relating to the Acquired Business
                       ---------------------------------

          Except as set forth in the Seller Disclosure Schedule and provided that, notwithstanding any other provision of this Agreement, for purposes of this Article III, the Acquired Business shall be deemed not to include the Joint Venture Interest and other interests and obligations associated primarily with the Joint Venture (as defined in Section 9.04(b)), Principal Seller hereby represents and warrants to Purchaser as follows:

          SECTION 3.01. ORGANIZATION AND STANDING; BOOKS AND RECORDs. (a) Each of the Acquired Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, each of which jurisdiction is set forth in Section 3.01 of the Seller Disclosure Schedule. Each of the Acquired Subsidiaries has full corporate or company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and are not reasonably likely to result in an Acquired Business Material Adverse Effect. Each of the Acquired Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except for any such failures to be so qualified or in good standing, individually or in the aggregate, that have not had and are not reasonably likely to result in an Acquired Business Material Adverse Effect.

          (b) Principal Seller has made available to Purchaser true and complete copies of the organizational documents, each as amended to date, of each Acquired Subsidiary.

          SECTION 3.02. CAPITAL STOCK OF THE ACQUIRED SUBSIDIARIES AND THEIR SUBSIDIARIES. (a) The Securities have been duly authorized and validly issued and are fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of any Acquired Subsidiary having the right to vote (or convertible into, exercisable for or exchangeable for, securities having the right to vote) on any matters on which holders of Securities may vote ("Voting

Company Debt"). Except as set forth above, as of the date of this Agreement, there are no rights or Contracts to which any Acquired Subsidiary is a party or by which any Acquired Subsidiary is bound (i) obligating any Acquired Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (A) additional shares of capital stock or other equity interests in, or any security convertible into, exercisable for or exchangeable for any capital stock of or other equity interest in, any Acquired Subsidiary or (B) any Voting Company Debt or (ii) obligating any Acquired Subsidiary to issue, grant, extend or enter into any such right or Contract. As of the date of this Agreement, there are no outstanding contractual obligations of any Acquired Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of any Acquired Subsidiary.

          (b) The Acquired Subsidiaries do not as of the date of this Agreement own, directly or indirectly, any material Investment.

          SECTION 3.03. NO CONFLICTS; CONSENTS. The execution and delivery by Principal Seller of this Agreement does not, the execution and delivery by Principal Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Principal Seller with the terms hereof and thereof will not conflict with any provision of (i) the organizational documents of any Acquired Subsidiary, (ii) any Contract to which any Acquired Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Law applicable to any Acquired Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to result in a Seller Material Adverse Effect or an Acquired Business Material Adverse Effect. No Consent, of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Acquired Subsidiary in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act, the GARC and other applicable competition Laws, (B) compliance with and filings under Section 13(a) of the Exchange Act and (C) those the failure of which to be obtained or made, individually or in the aggregate, have not had and are not reasonably likely to result in a Seller Material Adverse Effect or an Acquired Business Material Adverse Effect.

          SECTION 3.04. FINANCIAL STATEMENTS. Section 3.04 of the Seller Disclosure Schedule sets forth copies of the unaudited balance sheets of the AMM Business (as defined in Section 9.04(b)) at December 31, 2002 and 2003 (the "Balance Sheet") and the unaudited statements of income of the AMM Business for the fiscal years ended December 31, 2001, 2002 and 2003 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Principal Seller relating to the AMM Business, have been prepared in conformity with GAAP and fairly present

(subject to normal year end audit adjustments) in all material respects the consolidated financial condition and results of operations of the AMM Business as of the respective dates thereof and for the respective periods indicated, except as set forth in Section 3.04 of the Seller Disclosure Schedule.

          SECTION 3.05. ASSETS OTHER THAN REAL PROPERTY INTERESTS. (a) An Acquired Subsidiary or an Assets Seller has good and valid title to each of the material tangible assets used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business and reflected on the Balance Sheet or acquired after the date of the Balance Sheet, other than those otherwise disposed of since the date of the Balance Sheet, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens"), except for
(i) such Liens as are set forth in Section 3.05 of the Seller Disclosure Schedule, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty, (iii) Liens that secure obligations that are reflected as liabilities on the Balance Sheet or Liens the existence of which is referred to in the notes to the Balance Sheet and (iv) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the continued use and operation of the assets to which they relate in the conduct of the Acquired Business as currently conducted (the Liens described above, together with the Liens referred to in clauses (ii) through (iv) of Section 3.06(b), are referred to collectively as "Permitted Liens").

          (b) Section 3.05(b) of the Seller Disclosure Schedule sets forth a complete list as of the date of this Agreement of each material tangible asset, other than (i) real property or interests in real property, (ii) Inventory and (iii) Intellectual Property and Technology, in each case used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business and reflected on the Balance Sheet or acquired after the date of the Balance Sheet, other than such assets otherwise disposed of since the date of the Balance Sheet.

          (c) This Section 3.05 does not relate to real property or interests in real property, such items being the subject of Section 3.06, or to Intellectual Property or Technology, such items being the subject of Section 3.07.

          SECTION 3.06. REAL PROPERTY. (a) Section 3.06(a) of the Seller Disclosure Schedule sets forth a complete list as of the date of this Agreement of all real property and interests in real property owned in fee by any Acquired Subsidiary or any Assets Seller and used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business, other than any such property or interest constituting an Excluded Asset (individually, an "Owned Property"). Section 3.06(a) of the Seller Disclosure Schedule sets forth a complete list as of the date of this Agreement of (i) all real property and interests in real property leased by any Acquired Subsidiary or any Assets Seller and used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business, other than any such property or interest constituting an Excluded

Asset (individually, a "Leased Property"), and (ii) all leases, subleases and other occupancy agreements with respect to Leased Property under which an Acquired Subsidiary or Assets Seller is a lessee or sublessee (each, as amended and supplemented from time to time, a "Lease"), including with respect to each Leased Property (i) the name and date of each amendment or supplementing document or assignment constituting part of the applicable Lease and (ii) the location of the Leased Property. Principal Seller has delivered to Purchaser a true and complete copy of each written Lease.

          (b) An Acquired Subsidiary or an Assets Seller has good and insurable fee title to each Owned Property and good and valid title to each leasehold estate in each Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Business Property"), in each case free and clear of all Liens, except for (i) Liens described in clause (ii), (iii) or (iv) of Section 3.05(a), (ii) such Liens as are set forth in Section 3.06(b) of the Seller Disclosure Schedule, (iii) recorded easements, covenants, rights-of-way and other similar restrictions of record,
(iv) any conditions that may be shown by a current, accurate survey or physical inspection of any Business Property made prior to the Closing, (v) zoning, building and other similar restrictions that are not violated by the existing use and improvements, and (vi) Liens that have been placed by any landlord on any Leased Property and subordination or similar agreements relating thereto. None of the items set forth in clauses (ii), (iii) or (iv) above, individually or in the aggregate, materially impairs or is reasonably likely to materially impair, the continued use and operation of the Business Property to which it relates in the conduct of the Acquired Business as currently conducted.

          (c) As of the date of this Agreement, the rental amounts set forth in each Lease represents the actual rent being paid, and there are no separate agreements or understandings amending or modifying such rental amounts.

          (d) Section 3.06(d) of the Seller Disclosure Schedule sets forth a complete list as of the date of this Agreement of all Contracts (and all amendments, extensions and modifications thereto) to which any Acquired Subsidiary or Assets Seller is a party that contains an unperformed obligation of an Acquired Subsidiary or Assets Seller to purchase or acquire any interest in real property to be used primarily in the Acquired Business.

          (e) There are no pending or, to the knowledge of Principal Seller, threatened condemnation or eminent domain proceedings involving any Business Property or any portion thereof, or for a sale in lieu thereof. To the knowledge of Principal Seller, each of the Business Properties (including improvements thereon) has been adequately maintained and is in good operating condition and repair, subject to ordinary wear and tear, and, without limiting the foregoing, no material repairs, material replacements or material portion of regularly scheduled maintenance relating to the Owned Properties or the Belgian Facility (as defined in Section 9.04(b)) or the improvements thereon has been deferred. To the knowledge of Principal Seller, none of the Owned Properties nor the Belgian Facility presently violates any deed restrictions or covenants affecting such Business Property, and none of the improvements on the Owned Properties or the Belgian Facility encroach onto any other property in any material respect, provided that, without limiting the generality of the foregoing, if such encroachment could result in a forced removal, it shall be deemed material. All necessary access from public roads are legally and validly available to the Owned Properties and the Belgian Facility, and all utilities sufficient for the operation of the Acquired Business as currently conducted are operational on each of the Owned Properties and the Belgian Facility. To the knowledge of Principal Seller, each Acquired Subsidiary and Assets Seller enjoys peaceful and quiet possession of its respective Business Property.

          (f) Except as set forth in Section 3.06(f) of the Seller Disclosure Schedule, the Business Properties constitute all of the real property utilized by the Assets Sellers and Acquired Subsidiaries in the conduct of the Acquired Business.

          SECTION 3.07. INTELLECTUAL PROPERTY. (a) Section 3.07(a) of the Seller Disclosure Schedule sets forth a complete list as of the date of this Agreement of all registered Intellectual Property owned by any Acquired Subsidiary or any Assets Seller that is material to the operation or conduct of the Acquired Business as currently conducted. The Intellectual Property set forth in Section 3.07(a) of the Seller Disclosure Schedule is referred to in this Agreement as the "Business Intellectual Property".

          (b) To the knowledge of Principal Seller, all the Business Intellectual Property has been duly registered or issued to an Acquired Subsidiary or an Assets Seller by the appropriate Governmental Entity, in each case except for any failure to register, file or issue such Business Intellectual Property that is not material to the operation or conduct of the Acquired Business as currently conducted. All application fees, renewal fees and other official fees which are due in respect of the registration, filing or issuance of the Business Intellectual Property have been timely paid and all steps required for the maintenance of the registration, filing or issuance of the Business Intellectual Property have been timely taken, in each case except for any failure to make such payment or take such step that is not material to the operation or conduct of the Acquired Business as currently conducted. To the knowledge of Principal Seller, as of the date of this Agreement, (i) no Business Intellectual Property is the subject of any pending opposition, revocation, cancellation or other administrative Proceeding (as defined in Section 3.13(a)) that has not been resolved in all material respects and (ii) no opposition, revocation, cancellation or other administrative Proceeding with respect to any Business Intellectual Property has been threatened in writing in the past year.

          (c) To the knowledge of Principal Seller, (i) an Acquired Subsidiary or an Assets Seller is the sole and exclusive owner of, and the Acquired Subsidiaries and the Assets Sellers have the right to use, all the Business Intellectual Property and the Business Technology (as defined in Section 3.07(f)), (ii) all the Business Intellectual Property and the Business Technology are valid, subsisting and enforceable, and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with or result in the abandonment, cancellation, diminution or unenforceability of any such rights. None of Principal Seller, the Acquired Subsidiaries and the Assets Sellers has received any written communication during the past two years from any person asserting any ownership interest in any Business Intellectual Property or Business Technology.

          (d) To the knowledge of Principal Seller, no action or failure to act in the course of the operation or conduct of the Acquired Business during the past two years has resulted in, or is reasonably likely to result in, liability for infringing upon or otherwise violating the intellectual property rights of any third party.

          (e) To the knowledge of Principal Seller, no person is currently violating or has violated during the past year, any right of an Acquired Subsidiary or an Assets Seller with respect to any Business Intellectual Property or any Business Technology.

          (f) To the knowledge of Principal Seller, no (i) Business Intellectual Property or (ii) Technology owned by any Acquired Subsidiary or any Assets Seller that is material to the operation or conduct of the Acquired Business as currently conducted ("Business Technology") is being used or enforced in a manner (through action or inaction) that would result in the abandonment, cancellation or unenforceability of or any other material loss, diminishment or impairment of rights in such Business Intellectual Property or such Business Technology.

          (g) To the knowledge of Principal Seller, no other person claims the right to use in connection with similar or closely related goods and in the same geographic area any mark which is identical or confusingly similar to any of the trademarks, servicemarks, trade names, business names or brand names owned by an Acquired Subsidiary or an Assets Seller that are material to the operation or conduct of the Acquired Business as currently conducted.

          (h) All Business Technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. To the knowledge of Principal Seller, during the past two years no Business Technology has been disclosed to any third party other than pursuant to an undertaking of confidentiality by the receiving third party.

          (i) To the knowledge of Principal Seller, the Owned Software does not include any software that is subject to "copyleft" shareware, or freeware licensing and does not contain any material, bug, worm, defect, or other code that would result in material harm to the data, security, or operation of the Acquired Business or the computer systems or networks of the Acquired Business.

          SECTION 3.08. CONTRACTS. (a) As of the date of this Agreement, none of the Acquired Subsidiaries and the Assets Sellers is a party to or bound by any Contract that is used, held for use or intended to be used primarily in, or that arises primarily out of, the operation or conduct of the Acquired Business and that is:

          (i) a written employment agreement or employment contract that either (A) provides for an annual salary in excess of $150,000 and is not terminable by notice of not more than 60 days or (B) is not terminable for a cost of less than $200,000;

          (ii) a collective bargaining agreement or other non-statutory contract with any labor organization, union or association;

          (iii) a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) that materially limits the conduct of the Acquired Business as currently conducted;

          (iv) a Contract with (A) Principal Seller or any affiliate of Principal Seller (other than an Acquired Subsidiary) or (B) any officer, director or employee of any Acquired Subsidiary, Principal Seller or any affiliate of Principal Seller (other than employment agreements and Business Benefit Plans);

          (v) a lease, sublease or similar Contract with any person (other than an Acquired Subsidiary) under which an Acquired Subsidiary or an Assets Seller is a lessor or sublessor of, or makes available for use to any person (other than an Acquired Subsidiary), (A) any Business Property or (B) any portion of any premises otherwise occupied by an Acquired Subsidiary or an Assets Seller;

          (vi) a lease, sublease or similar Contract with any person (other than an Acquired Subsidiary) under which (A) an Acquired Subsidiary or an Assets Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) an Acquired Subsidiary or an Assets Seller is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by an Acquired Subsidiary or an Assets Seller, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $500,000 and is not terminable by an Acquired Subsidiary or an Assets Seller by notice of not more than 60 days for a cost of less than $500,000;

          (vii) a (A) continuing Contract for the future purchase of materials, supplies or equipment, (B) management, service, consulting or other similar Contract or (C) advertising agreement or arrangement, in any such case which (1) has an aggregate future liability to any person in excess of $200,000 and is not terminable by an Acquired Subsidiary or an Assets Seller by notice of not more than 60 days for a cost of less than $200,000, (2) is not with an Acquired Subsidiary and (3) is not entered into in the ordinary course of business;

          (viii) a (A) license, sublicense, option or other agreement relating in whole or in part to the Business Intellectual Property or the Business Technology or (B) license, sublicense, option or other agreement under which an Acquired Subsidiary or an Assets Seller is licensee of any Intellectual Property or Technology that is material to the operation or conduct of the Acquired Business as currently conducted (other than shrink-wrap licenses and other similar license mechanisms);

          (ix) a Contract under which an Acquired Subsidiary or an Assets Seller has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than an Acquired Subsidiary) or any other note, bond, debenture or other evidence of indebtedness of an Acquired Subsidiary or an Assets Seller (other than in favor of an Acquired Subsidiary), in any such case which, individually, is in excess of $250,000;

          (x) a Contract (including any so-called take-or-pay or keepwell agreements) under which an Acquired Subsidiary or an Assets Seller has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, other than an Acquired Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $250,000;

          (xi) a Contract under which an Acquired Subsidiary or an Assets Seller has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than an Acquired Subsidiary and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $250,000;

          (xii) a Contract granting a Lien, other than a Permitted Lien, upon any material asset used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business as currently conducted;

          (xiii) a Contract (A) for the sale of any material asset used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business, (B) granting any preferential rights to purchase any such asset or (C) requiring the consent of any party to the transfer of any such asset, other than any such Contract, including Contracts relating to inventory sales, entered into in the ordinary course of business;

          (xiv) a Contract with any Governmental Entity, other than any such Contract entered into in the ordinary course of business;

          (xv) a Contract for any joint venture, partnership or similar arrangement;

          (xvi) any other Contract (other than Business Benefit Plans) that has an aggregate future liability to any person (other than an Acquired Subsidiary) in excess of $250,000 and is not terminable by an Acquired Subsidiary or an Assets Seller by notice of not more than 60 days for a cost of less than $250,000 (other than purchase orders and sales orders).

          (b) To the knowledge of Principal Seller, all Contracts listed in
Section 3.08 of the Seller Disclosure Schedule and all Leases (collectively, the "Business Contracts") are valid, binding and in full force and effect in all material respects and are enforceable in all material respects by the applicable Acquired Subsidiary or the applicable Assets Seller in accordance with their terms. To the knowledge of Principal Seller, the applicable

Acquired Subsidiary or the applicable Assets Seller has performed all material obligations required to be performed by it to date under each Business Contract, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Principal Seller, no other party to any Business Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the date of this Agreement, none of Principal Seller, the Acquired Subsidiaries and the Assets Sellers has received any written notice of the intention of any party to terminate any Business Contract or not to renew or extend the term of any Business Contract that, in the absence of renewal or extension, is to expire within one year. Complete and correct copies of all Business Contracts, together with all modifications and amendments thereto, have been made available to Purchaser.

          (c) Section 3.08(c) of the Seller Disclosure Schedule sets forth each Business Contract which requires the consent, approval or waiver of, or notice to, the other party or parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the Acquisition to avoid the invalidity of the transfer of such Contract, the termination thereof or a breach, violation or default thereunder.

          SECTION 3.09. INVENTORY. To the knowledge of Principal Seller, the inventory that is used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business is generally of a quality and quantity usable and salable, after giving effect to the applicable reserves reflected in the books and records of the Acquired Business, in the ordinary course of business.

          SECTION 3.10. PERSONAL PROPERTY. Each item of personal property that is used, held for use or intended to be used primarily in, and is material to, the operation or conduct of the Acquired Business as currently conducted (i) is adequate in accordance with accepted industry practice for the purposes for which such item is currently used, except for any such failures to be so adequate that, individually or in the aggregate, have not had and are not reasonably likely to result in an Acquired Business Material Adverse Effect,
(ii) is in good working order (ordinary wear and tear excepted), (iii) is free from any material defect and has been maintained in all material respects in accordance with generally accepted industry practice, and (iv) no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred.

          SECTION 3.11. RECEIVABLES. All the accounts receivable arising out of the operation or conduct of the Acquired Business, after giving effect to the applicable allowances for doubtful accounts reflected in the books and records of the Acquired Business, (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of business. Since the date of the Balance Sheet, there have not been any material write-offs as uncollectible of any customer accounts receivable arising out of the operation or conduct of the Acquired Business, except for write-offs in the ordinary course of business.

          SECTION 3.12. INVESTMENTS. Section 3.12 of the Seller Disclosure Schedule sets forth as of the date of this Agreement all material Investments (other than Investments that are Excluded Assets) owned by an Assets Seller on the date of this Agreement that are used, held for use or intended to be used primarily in, or arise primarily out of, the operation or conduct of the Acquired Business.

          SECTION 3.13. PERMITS. (a) Section 3.13(a) of the Seller Disclosure Schedule sets forth as of the date of this Agreement all certificates, licenses, permits, authorizations and approvals by Governmental Entities ("Permits") issued or granted to an Acquired Subsidiary or an Assets Seller that are material to the operation or conduct of the Acquired Business as currently conducted. To the knowledge of Principal Seller, all such Permits are validly held by the applicable Acquired Subsidiary or the applicable Assets Seller, and the applicable Acquired Subsidiary or the applicable Assets Seller has complied in all material respects with all terms and conditions thereof. None of Principal Seller, the Acquired Subsidiaries and the Assets Sellers has received written notice during the past year of any suit, action or proceeding (a "Proceeding") relating to the revocation or material modification of any such Permits. To the knowledge of Principal Seller, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.

          (b) This Section 3.13 does not relate to matters with respect to Environmental Permits (as defined in Section 3.20(d)), which are the subject of Section 3.20.

          SECTION 3.14. SUFFICIENCY OF ACQUIRED ASSETS. The assets of the Acquired Subsidiaries and the Acquired Assets (including the Licensed Software) comprise all of the assets employed by the Acquired Subsidiaries and Assets Sellers in connection with, and that are material to, the operation and conduct of the Acquired Business as currently conducted and are sufficient for the conduct of the Acquired Business immediately following the Closing (i) in substantially the same manner as currently conducted and (ii) in compliance in all material respects with applicable Law, including Environmental Law.

          SECTION 3.15. TAXES. (a) For purposes of this Agreement:

          "ACT" shall mean all advance corporation taxes payable in respect of any accounting period pursuant to Chapter V of Part VI of the Taxes Act (as that chapter applies in respect of the accounting period in question).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Group Relief" shall mean (a) relief surrendered or claimed pursuant to Chapter IV of Part X of the Taxes Act (as that chapter applies in respect of the accounting period in question), (b) ACT surrendered or claimed pursuant to Section 240 of the Taxes Act (as that section applies in respect of the accounting period in question), and (c) any refund of Taxes surrendered or claimed pursuant to Section 102 of the Finance Act 1989 of England and Wales, as amended.

          "Income Taxes" means any and all Taxes based upon or measured by overall net or gross income (and franchise Taxes imposed in lieu thereof), including any interest, penalties and additions thereto.

          "Tax" or "Taxes" shall mean all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

          "Taxes Act" shall mean the Income and Corporation Taxes Act 1988 of England and Wales, as amended.

          "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

          "Tax Return" or "Tax Returns" shall mean all returns, declarations of estimated tax payments, reports, estimates, claims for refunds, information returns and statements, and any amendments thereof, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

          "UK Company Group" shall mean two or more companies organized under the laws of England and Wales that are owned, directly or indirectly, by Principal Seller, including, prior to the Closing Date, Arch Semiconductor Chemicals Limited and any subsidiaries thereof organized under the laws of England and Wales, and treated as a group for United Kingdom tax purposes.

          (b) (i) All material Tax Returns required to be filed by or with respect to the Acquired Subsidiaries (or by any Assets Seller, to the extent such Tax Returns relate to Acquired Assets) have been timely filed, (ii) all material Taxes of the Acquired Subsidiaries (or relating to the Acquired Assets) that are due (whether or not shown on such Tax Returns) have been paid, (iii) no deficiency for any material amount of Taxes has been asserted or raised in writing by a Taxing Authority against any Acquired Subsidiary (or against any Assets Seller with respect to Acquired Assets), (iv) each Tax Return described in clause (i) was correct and complete in all material respects, (v) there are no outstanding Liens for Taxes that have been filed by any Taxing Authority against any property or asset of any Acquired Subsidiary except for Taxes that are not yet due and payable, (vi) as of the date of this Agreement, none of Principal Seller and the Acquired Subsidiaries (or any Assets Seller, to the extent such examination relates to the Acquired Assets) has received any written notice of, nor is there currently, any examination by any Taxing Authority of or with respect to any Acquired Subsidiary; (vii) all

Taxes required to be withheld by or on behalf of the Acquired Subsidiaries in connection with amounts paid or owing to any employee, independent contractor or other party with respect to the Acquired Business have been withheld, and such withheld Taxes have been duly and timely paid to the proper Governmental Entity except for those withheld Taxes the time for payment of which is not yet due; (viii) none of the Acquired Subsidiaries has executed or filed with any Taxing Authority any agreement or other document currently in effect extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes and no power of attorney granted by any of the foregoing with respect to any Taxes is currently in effect; and
(ix) the federal Income Tax Returns of the Acquired Subsidiaries have been audited, and the applicable Tax liabilities have been finally determined, by the relevant Taxing Authorities through the year 2001.

          (c) (i) All material sales, use, property and similar Tax Returns required to be filed in respect of the Acquired Assets have been timely filed,
(ii) all material Taxes properly payable on such Tax Returns have been paid,
(iii) no deficiency for any material amount of such Taxes has been asserted or raised in writing by a Taxing Authority against any Assets Seller, (iv) each Tax Return described in clause (i) was correct in all material respects, to the extent relating to the Acquired Business or the Acquired Assets, (v) there are no outstanding Liens for Taxes that have been filed by any Taxing Authority against the Acquired Assets except for Taxes that are not yet due and payable and (vi) no Assets Seller that is not a U.S. person is selling U.S. real property to Purchaser.

          SECTION 3.16. PROCEEDINGS. Section 3.16 of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of each pending or, to the knowledge of Principal Seller, threatened Proceeding arising out of the conduct of the Acquired Business and that (a) alleges damages or other liabilities in excess of $1,000,000, (b) seeks any material injunctive relief or (c) is reasonably likely to give rise to any legal restraint on or prohibition against the Acquisition. To the knowledge of Principal Seller, none of the Acquired Subsidiaries and the Assets Sellers is a party or subject to or in default under any material Judgment applicable to the conduct of the Acquired Business. There is no material Proceeding or material claim by an Acquired Subsidiary or an Assets Seller pending, or which an Acquired Subsidiary or an Assets Seller intends to initiate, against any other person arising out of the conduct of the Acquired Business, in each case other than any such Proceedings or claims arising in the ordinary course of business.

          SECTION 3.17. BUSINESS BENEFIT PLANS. (a) Section 3.17 of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all pensions, retirement benefit, bonus, stock option, stock purchase, equity incentive, and deferred compensation plans and arrangements and other employee fringe benefit plans and arrangements maintained or contributed to, or required to be maintained or contributed to, by Principal Seller or any of the Acquired Subsidiaries or the Assets Sellers for the benefit of any current or former employee of Principal Seller or any of the Acquired Subsidiaries and the Assets Sellers who are or were primarily engaged in the Acquired Business (each such current or former employee, a "Participant", and each such plan or arrangement, a "Business Benefit Plan"). Other than the first sentence of
Section 3.17(c), the remaining representations in this Section 3.17 do not relate to workers' compensation, U.S. social security and non-U.S. government plans and arrangements.

          (b) Principal Seller has heretofore made available to Purchaser a true and complete copy of:

          (i) each written Business Benefit Plan, including all amendments thereto, and each agreement creating or modifying any related trust or other funding vehicle in connection therewith (and Section 3.17(b) of the Seller Disclosure Schedule contains a description of any Business Benefit Plan that is not in writing);

          (ii) the current summary plan description of each Business Benefit Plan (if applicable) and all other material written employee communications made within the preceding two years in connection with each Business Benefit Plan;

          (iii) the most recent Internal Revenue Service determination letter (if applicable) for each Business Benefit Plan; and

          (iv) the two most recent annual Form 5500s that relate to each Business Benefit Plan that is required to file such Form 5500s.

          (c) All contributions, premiums and benefit payments under or in connection with the Business Benefit Plans that are required to have been made in accordance with the terms of the Business Benefit Plans and applicable Laws have been timely made, except as would not result in a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing. Each Business Benefit Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Code, that are applicable to such Business Benefit Plan, except to the extent any failure would not result in a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing. No events have occurred with respect to any Business Benefit Plan that would result in a payment or assessment by or against Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing of any excise taxes under the Code.

          (d) No Business Benefit Plan subject to ERISA is or was a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (e) No event has occurred with respect to any "pension plan" (as defined in Section 3(2) of ERISA) to which Principal Seller, any Acquired Subsidiary or any ERISA Affiliate (as defined below) is required to contribute that would result in (i) a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing under Title IV of ERISA or (ii) a lien being imposed on (A) any Acquired Asset or (B) any asset of an Acquired Subsidiary, in each case following the Closing under Section 412 of the Code. "ERISA Affiliate" means any trade or business, whether or not incorporated, that, together with Principal Seller or any Acquired Subsidiary or any predecessor thereof, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

          (f) The Internal Revenue Service has issued a favorable determination letter with respect to the Seller 401(k) Plan (as defined in Section 5.07(f)), and no event has occurred (either before or after the date of the letter) that is reasonably likely to result in the disqualification of the Seller 401(k) Plan.

          (g) With respect to each Business Benefit Plan that provides benefits to Participants located outside the U.S. (each, a "Foreign Business Benefit Plan"):

          (i) each Foreign Business Benefit Plan that is intended to obtain tax exemptions or other tax benefits under applicable Law on contributions and invested assets has satisfied the requirements for such tax exemptions or other tax benefits in all material respects, except as would not result in a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing;

          (ii) no event has occurred, and there has been no action or failure to act on the part of Principal Seller or any affiliate of Principal Seller, or, to the knowledge of Principal Seller, any plan official, fiduciary, or custodian of any Foreign Business Benefit Plan, that is reasonably likely to result in the imposition of any penalty, or other similar liability, whether by way of indemnity or otherwise, except as would not result in a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing;

          (iii) there are no actions, suits, or claims pending, anticipated or, to the knowledge of Principal Seller, threatened against any Foreign Business Benefit Plan or against the assets of any Foreign Business Benefit Plan, other than (A) actions, suits or claims which, if successful, would not result in a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing and
     (B) routine claims for benefits;

          (iv) each Foreign Business Benefit Plan that provides retirement income has been maintained in compliance with the funding standards, if any, under applicable Law in all material respects, and Principal Seller and its affiliates have not sought a waiver of funding requirements with respect to any such Business Benefit Plan, in each case except as would not result in a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing; and

          (v) no transaction contemplated by this Agreement shall trigger any additional funding or other obligation under any Foreign Business Benefit Plan, except as would not result in a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing.

          SECTION 3.18. ABSENCE OF CHANGES OR EVENTS. From the date of the Balance Sheet to the date of this Agreement, there has not been any change in, or effect on, the Acquired Business which, individually or in the aggregate, has had or is reasonably likely to result in an Acquired Business Material Adverse Effect. From the date of the Balance Sheet to the date of this Agreement, the Acquired Business has been conducted in the ordinary course.

          SECTION 3.19. COMPLIANCE WITH LAWS. To the knowledge of Principal Seller, the Acquired Business is in compliance in all material respects with all applicable Laws, including those relating to occupational health and safety. As of the date of this Agreement, none of Principal Seller, the Acquired Subsidiaries and the Assets Sellers has received any written communication during the past two years from a Governmental Entity that alleges that the Acquired Business is not in compliance in any material respect with any applicable Law and which has not been resolved in all material respects. This Section 3.19 does not relate to matters with respect to Taxes, which are the subject of Section 3.15, or to environmental matters, which are the subject of Section 3.20.

          SECTION 3.20. ENVIRONMENTAL MATTERS. For purposes of this Section 3.20, the "Acquired Subsidiaries" and the "Assets Sellers" shall be deemed to include any predecessor by merger or consolidation to the Acquired Subsidiaries and the Assets Sellers and any persons from which the Acquired Subsidiaries or the Assets Sellers have assumed liabilities under Environmental Laws in connection with the Acquired Business by contract or operation of Law.

          (a) None of Principal Seller, the Acquired Subsidiaries, and the Assets Sellers has received a written notice, demand, claim or request for information in connection with the Acquired Business indicating that the foregoing is in material violation of or is potentially materially liable under any Environmental Law, the substance of which communication has not been materially resolved.

          (b) There is no material civil, criminal, or administrative claim, notice of violation or Proceeding pending, nor any material Judgment issued, against any Acquired Subsidiary or any Assets Seller with respect to the Acquired Business, nor to Principal Seller's knowledge, threatened against the foregoing, in each case (i) relating in any way to Environmental Law and (ii) which has not been resolved in all material respects.

          (c) To Principal Seller's knowledge, no Hazardous Materials have been Released (as defined in Section 3.20(h)(iii)) by an Assets Seller or an Acquired Subsidiary in the conduct or operation of the Acquired Business (i) in quantities requiring investigation or cleanup or (ii) in a manner that is reasonably likely to form the basis of material liability under Environmental Law. To Principal Seller's knowledge, no Hazardous Materials have been Released in the conduct or operation of the Acquired Business at any offsite location, including any storage, treatment or disposal facility, (i) in quantities requiring investigation or cleanup or (ii) in a manner that is reasonably likely to form the basis of material liability under Environmental Law. To Principal Seller's knowledge, no cleanup has occurred at any Business Property that is reasonably likely to result in the assertion or creation of a Lien on such property by any Governmental Entity with respect thereto, nor has any such assertion of a Lien been made in writing by any Governmental Entity.

          (d) The Acquired Subsidiaries and the Assets Sellers possess or have applied for all material Permits required under Environmental Law necessary to conduct the Acquired Business as currently conducted ("Environmental Permits"). To the knowledge of Principal Seller, all such Environmental Permits which have been issued to the applicable Acquired Subsidiary or the applicable Assets Seller are validly held, and the applicable Acquired Subsidiary or the applicable Assets Seller has complied in all material respects with all terms and conditions thereof. None of Principal Seller, the Acquired Subsidiaries or the Assets Sellers has received written notice of any Proceeding relating to modification, revocation or non-renewal of any Environmental Permit as a result of the execution and delivery of this Agreement or the consummation of the Acquisition. Section 3.20(d) of the Seller Disclosure Schedule sets forth a list as of the date of this Agreement of all material Environmental Permits.

          (e) To Principal Seller's knowledge and except as set forth in the facility capital plans with respect to each Business Property, as of the date of this Agreement, there are no facts or circumstances that make it likely that material capital expenditures will be required within five years of the Closing Date to maintain compliance with all current and any currently pending or proposed Environmental Law.

          (f) To Principal Seller's knowledge, there is not at, on or in any Business Property any friable asbestos-containing material, polychlorinated biphenyls, lead-based paint or toxic mold in amounts or concentrations requiring remediation to prevent human health effects or damage to the Business Property.

          (g) Principal Seller has made available to Purchaser copies of all environmental reports, studies, assessments, and sampling data ("Environmental Reports") in Principal Seller's possession that have been issued since February 1, 1999 for or relating to the Acquired Subsidiaries or the Acquired Assets.

          (h) As used in this Agreement:

          (i) The term "Environmental Laws" means any Law, Permit or Judgment issued or promulgated by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, or to the management, Release or threatened Release of Hazardous Materials;

          (ii) the term "Hazardous Materials" means (1) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and (2) any other wastes, materials, chemicals or substances regulated or defined as hazardous pursuant to any Environmental Law; and

          (iii) the term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, or emanation of any Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface and subsurface strata) or within any building, structure, facility or fixture.

          SECTION 3.21. EMPLOYEE AND LABOR MATTERS. (a) Principal Seller has provided to Purchaser a list setting forth, as of October 15, 2004, (i) the names of each of the employees of the Acquired Subsidiaries and the Assets Sellers who as of such date were principally employed in the Acquired Business (each an "Acquired Business Employee"), (ii) each such employee's annual base salary (or hourly rate) and (iii) each such employee's target bonus for 2004. Except as required by applicable Law, all such employees are employed on an at-will basis and no such employee is, or will become, other than as required by applicable Law or as would not result in a liability to Purchaser, any Purchaser Designee or any of the Acquired Subsidiaries following the Closing, entitled to any material payment, benefit or right, or any material increased and/or accelerated payment, benefit or right, as a result (either alone or in combination with any other event) of such employee's termination of employment with the Acquired Subsidiaries or Assets Sellers as contemplated by Section 5.07, or the execution of this Agreement or the consummation of the transactions contemplated hereby. No payment that will be or may be made to an employee, former employee, director, consultant or agent of the Acquired Business will or is reasonably likely to be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (b) As of the date of this Agreement, there is not any, and during the year preceding the date of this Agreement there has not been any, (i) labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Principal Seller, threatened, against the Acquired Business or (ii) unfair labor practice complaint or sex, age, race or other discrimination claim against any Acquired Subsidiary or Assets Seller with respect to the conduct of the Acquired Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity. To the knowledge of Principal Seller, as of the date of this Agreement, no union organizational campaign is in progress with respect to the employees of the Acquired Business and no question concerning representation of such employees exists.

                                  ARTICLE IV

                  Representations and Warranties of Purchaser
                  -------------------------------------------

          Purchaser hereby represents and warrants to Principal Seller, as to itself and each Purchaser Designee, as follows:

          SECTION 4.01. ORGANIZATION, STANDING AND POWER. Purchaser and each Purchaser Designee is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

          SECTION 4.02. AUTHORITY; EXECUTION AND DELIVERY; AND ENFORCEABILITY. Purchaser and each Purchaser Designee has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser or any Purchaser Designee of this Agreement or the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser or any Purchaser Designee of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing Purchaser and each Purchaser Designee will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          SECTION 4.03. NO CONFLICTS; CONSENTS. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser and each Purchaser Designee of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser and each Purchaser Designee with the terms hereof and thereof will not conflict with any provision of (i) the organizational documents of Purchaser or any Purchaser Designee, (ii) any Contract to which Purchaser or any Purchaser Designee is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Law applicable to Purchaser, any Purchaser Designee or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to result in a material adverse effect on the ability of Purchaser to consummate the Acquisition (a "Purchaser Material Adverse Effect"). No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any Purchaser Designee in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act, the GARC and other applicable competition Laws and (B) those the failure of which to be obtained or made, individually or in the aggregate, have not had and are not reasonably likely to result in a Purchaser Material Adverse Effect.

          SECTION 4.04. LITIGATION. There are not any (a) outstanding Judgments against Purchaser, any Purchaser Designee or any of their respective subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any Purchaser Designee or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against Purchaser or any Purchaser Designee that, in any case, individually or in the aggregate, have had or are reasonably likely to result in a Purchaser Material Adverse Effect.

          SECTION 4.05. SECURITIES ACT. The Securities purchased by Purchaser and each Purchaser Designee pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and none of Purchaser and the Purchaser Designees shall offer to sell or otherwise dispose of the Securities so acquired by it in violation of any of the registration requirements of the Securities Act or other applicable securities Laws.

          SECTION 4.06. AVAILABILITY OF FUNDS. Purchaser has cash available or has existing borrowing facilities that together are sufficient to enable it and the Purchaser Designees to consummate the Acquisition.

          SECTION 4.07. NO KNOWLEDGE OF MISREPRESENTATION OR OMISSION. As of the date of this Agreement, Purchaser does not have any knowledge that the representations and warranties of Principal Seller made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in any material respect. As of the date of this Agreement, Purchaser does not have any knowledge of any material errors in, or material omissions from, any Schedule.

          SECTION 4.08. BROKERS OR FINDERS. No agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by Purchaser, except for each firm or person, if any, whose fees and expenses will be paid by Purchaser.

                                  ARTICLE V

                                   Covenants
                                   ---------

          SECTION 5.01. COVENANTS RELATING TO CONDUCT OF THE ACQUIRED BUSINESS. (a) Except for matters set forth in Schedule 5.01 or otherwise contemplated by the terms of this Agreement and provided that, notwithstanding any other provision of this Agreement, for purposes of this Section 5.01, the Acquired Business shall be deemed not to include the Joint Venture Interest and other interests and obligations associated primarily with the Joint Venture, from the date of this Agreement to the Closing, Principal Seller shall cause the Acquired Business to be conducted in the ordinary course, including causing all capital expenditures with respect to the Acquired Business to be made in the ordinary course. From the date of this Agreement to the Closing, Principal Seller shall not permit any Acquired Subsidiary or any Assets Seller to do any of the following in connection with the Acquired Business without the prior written consent of Purchaser (a "Purchaser

Consent"), which consent may not be unreasonably withheld or delayed:

          (i) amend the organizational documents of any Acquired Subsidiary;

          (ii) with respect to the Acquired Subsidiaries only, redeem or otherwise acquire any shares of its capital stock or other equity interest or issue any capital stock or other equity interest or options with respect to any such capital stock or other equity interests;

          (iii) grant to any executive officer any increase in compensation or benefits, except in the ordinary course of business or as may be required under existing agreements and except for any increases for which Purchaser shall not be directly or indirectly obligated after the Closing;

          (iv) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business; provided, however, that in no event shall the Acquired Business incur or assume any long-term indebtedness for borrowed money;

          (v) permit, allow or suffer any of the material assets used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in Section 3.05 or 3.06 of the Seller Disclosure Schedule if existing on the date of this Agreement;

          (vi) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

          (vii) enter into any Contract described in Section 3.08 other than such Contracts entered into in the ordinary course;

          (viii) make any Investment other than Investments made in the ordinary course;

          (ix) sell, transfer or lease any of its assets to, or enter into any agreement with, Principal Seller or any of its affiliates, except for (A) transactions among Acquired Subsidiaries and (B) intercompany transactions in the ordinary course of business;

          (x) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or applicable Law;

          (xi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (xii) make or incur any capital expenditure that, individually, is in excess of $500,000 or make or incur any capital expenditures which, in the aggregate, are in excess of $2,500,000;

          (xiii) sell, lease, license or otherwise dispose of any assets that are material, individually or in the aggregate (including any ownership interest in the Joint Venture), to the Acquired Business, except inventory and obsolete or excess equipment sold in the ordinary course of business;

          (xiv) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business;

          (xv) modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, any Business Property (except modifications or amendments associated with renewals of existing leases in the ordinary course of business and except for the lapse of any lease set forth in
     Section 3.06 of the Seller Disclosure Schedule in accordance with its terms); or

          (xvi) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

          SECTION 5.02. NO SOLICITATION. Principal Seller shall not, nor shall Principal Seller authorize any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it to, (i) solicit, initiate or encourage any "Other Bid" (as defined below),
(ii) enter into any agreement with respect to any Other Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Other Bid. Principal Seller promptly shall advise Purchaser orally or in writing of any other written bid or any written inquiry received by Principal Seller with respect to or which is reasonably likely to lead to any Other Bid and the identity of the person making any such Other Bid or inquiry. As used in this Section 5.02, "Other Bid" shall mean any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving the Acquired Business, other than (A) the transactions contemplated by this Agreement and (B) the sale of inventory in the ordinary course of business.

          SECTION 5.03. ACCESS TO INFORMATION. To the extent within the control of Principal Seller, Principal Seller shall, and shall cause the Acquired Subsidiaries and the Assets Sellers to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel properties, books, Contracts, commitments, Tax Returns, Environmental Reports, and records of the Acquired Business (other than Income Tax returns relating to the Acquired Assets), and, during such period and to the extent within the control of Principal Seller, shall furnish promptly to Purchaser any readily available information concerning the Acquired Business as Purchaser may reasonably request; provided, however, that
(i) such access does not unreasonably disrupt the normal operations of the Acquired Business and (ii) Principal Seller shall not be obligated to afford to Purchaser or any of its accountants, counsel and other representatives any access to any Contract or information the disclosure of which (A) is restricted by confidentiality obligations or applicable Law or (B) would jeopardize the legal privilege accorded to such Contract or information. Prior to the Closing, Principal Seller and Purchaser shall cooperate to develop a plan for Purchaser's and Principal Seller's employees and representatives to meet with customers of the Acquired Business to discuss the Acquired Business; provided, however, that Purchaser shall give Principal Seller written notice in advance of any meeting between Purchaser, any of its affiliates or any of their officers, directors, employees or representatives, on the one hand, and any customer of the Acquired Business, on the other hand, to discuss matters relating to the Acquired Business and will not permit any such meeting to occur without Principal Seller's consent.

          SECTION 5.04. CONFIDENTIALITY. (a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of the Non-Disclosure Agreement, dated as of October 8, 2003, between Purchaser and Principal Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Acquired Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by Principal Seller or Principal Seller's representatives, including information concerning Principal Seller, the CMS Business and the Planar Business shall remain subject to the terms and conditions of the Confidentiality Agreement, including the non-use provisions of the Confidentiality Agreement, after the Closing Date, and Principal Seller acknowledges that any and all other information provided to it by Purchaser or Purchaser's representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          (b) Principal Seller shall keep confidential, and instruct its affiliates and their respective officers, directors, employees and advisors to keep confidential, all confidential and proprietary information relating to the Acquired Business, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.04(b). The covenant set forth in this Section 5.04(b) shall terminate three years after the Closing Date, except that such covenant shall terminate five years after the Closing Date with respect to trade secrets of the Acquired Business.

          SECTION 5.05. REASONABLE BEST EFFORTS. (a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with their respective terms. Without limiting the foregoing or the provisions set forth in Section 5.05(b), each party shall use its reasonable best efforts to cause the Closing to occur on or prior to March 31, 2005.

          (b) Each of Principal Seller and Purchaser shall as promptly as practicable following the execution and delivery of this Agreement, (i) file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) file with the German Federal Cartel Office (together with the DOJ and the FTC, the "Antitrust Authorities") the notification and any supplemental information requested in connection therewith pursuant to the GARC (together with the HSR Act, the "Antitrust Laws"), in each case required for the transactions contemplated hereby. Any such notification and report form, notice or supplemental information shall be in substantial compliance with the requirements of the applicable Antitrust Law. Each of Principal Seller and Purchaser shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under any Antitrust Law. Principal Seller and Purchaser shall keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, any Antitrust Authority and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to any Antitrust Law. Any such supplemental information shall be in substantial compliance with the requirements of the applicable Antitrust Law. Each party shall use its reasonable best efforts to obtain any clearance required under each Antitrust Law for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall Purchaser be obligated to dispose of or hold separate any material portion of the business or assets of the Acquired Business, taken as a whole.

          (c) Each party shall, and shall cause its affiliates to, use its reasonable best efforts to obtain, and to cooperate in obtaining, all material consents from third parties necessary to permit the consummation of the Acquisition; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees). Purchaser acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Business Contracts and that such consents and waivers have not been obtained.

          SECTION 5.06. EXPENSES; TRANSFER TAXES. (a) Whether or not the Closing takes place, and except as set forth in Sections 1.07(b), 5.08 and
5.10 and Article VIII, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 5.05.

          (b) All stock transfer, real estate transfer, documentary, stamp, recording, value added Taxes and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") applicable to the transfer of the Securities or the Acquired Assets shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Principal Seller, provided that any Transfer Taxes that would be refundable if paid by the party incurring such Transfer Taxes shall be paid by that party and shall not be included in the allocation of other Transfer Taxes between Purchaser and Principal Seller. Prior to the Closing Date, Principal Seller shall prepare, execute and file all returns, questionnaires, applications or other documents regarding any Transfer Tax that is required to be filed prior to Closing. Costs and expenses associated with the preparation and filing of such returns shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Principal Seller. Each party shall use its reasonable best efforts to avail itself of any available exemptions from any such Transfer Taxes or fees and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

          SECTION 5.07. EMPLOYEE AND BUSINESS BENEFIT PLAN MATTERS. (a) General. Effective as of the beginning of business on the Closing Date, Purchaser or its affiliates (including the Acquired Subsidiaries) shall employ or continue to employ all Participants who on the immediately preceding business date were actively employed with regard to the Acquired Business, except for (i) Participants with whom Purchaser or its affiliates have entered into written employment agreements prior to the Closing that provide for Purchaser's employment of such Participants effective immediately after the Closing and (ii) Participants set forth in Sections 5.07(a)(i), 5.07(a)(ii) and 5.07(a)(iii) of the Seller Disclosure Schedule. For purposes of this
Section 5.07(a), a Participant will be treated as "actively employed" if as of the Closing such person is actively at work, or on vacation, holiday, jury duty, military leave or sick leave (not including short-term or long-term disability). Each Participant set forth in Section 5.07(a)(ii) of the Seller Disclosure Schedule shall be offered employment with Purchaser or any of its affiliates on an at-will basis (except as otherwise required by applicable
Law) at such time as the Participant's services are no longer leased to Purchaser and its affiliates pursuant to an applicable services agreement. In addition, each Participant who as of the Closing Date is not actively employed but is on an approved leave of absence or is on short-term or long-term disability, and who within 180 days following the Closing Date presents himself or herself to Purchaser or its affiliates as ready and able to commence active employment with Purchaser, shall at such time also be offered employment on an at-will basis except as otherwise required by applicable Law. For the purposes of this Agreement, each Participant who becomes employed by Purchaser or its affiliates in accordance with the foregoing provisions shall be considered a "Transferred Participant" as of the time such Participant continues or commences such employment or reemployment with Purchaser. Except as otherwise set forth in this Section 5.07 or Schedule 5.07(a), Principal Seller shall retain sponsorship of, and all liabilities arising under or in connection with, the Business Benefit Plans other than the Business Benefit Plans set forth in Section 5.07(a)(iv) of the Seller Disclosure Schedule. Purchaser or its affiliates shall, effective as of the beginning of business on the Closing Date, assume sponsorship of, and all liabilities arising under or in connection with, the Business Benefit Plans set forth in Section 5.07(a)(iv) of the Seller Disclosure Schedule. Effective as of the beginning of business on the Closing Date, the Participants shall cease active participation in the Business Benefit Plans other than, with respect to

Transferred Participants, the Business Benefit Plans set forth in Section 5.07(a)(iv) of the Seller Disclosure Schedule, except as otherwise set forth in this Section 5.07. Effective as of the beginning of business on the Closing Date and for one year thereafter, Purchaser shall ensure that each Transferred Participant receives a base salary and short-term cash bonus target and commission rate during such Transferred Participant's period of employment that are no less favorable, in the aggregate, than such Transferred Participant received in the relevant period preceding the Closing Date. Effective as of the beginning of business on the Closing Date and for one year thereafter, Purchaser shall ensure that (i) Transferred Participants who reside in the U.S. (each a "U.S. Transferred Participant") are provided with the benefits summarized in Schedule 5.07(a), and (ii) Transferred Participants who reside outside the U.S. are provided with a package of compensation and benefits that, in the aggregate on a country-by-country basis (i.e., determined without regard to any specific type of benefit or any specific Transferred Participant, and without obligating Purchaser to provide any specific type of benefit), are approximately equivalent to the compensation and benefits (exclusive of long-term incentive plan or other equity-based compensation) provided to Transferred Participants immediately prior to the Closing Date. Except as specifically provided in this Section 5.07, Purchaser shall determine in its sole discretion the terms and conditions of employment to be offered to Participants.

          (b) Arch Employees Pension Plan. Effective as of the beginning of business on the Closing Date, Principal Seller shall cause all Transferred Participants' accrued benefits under the Arch Employees Pension Plan to become fully vested.

          (c) U.S. Severance. Effective as of the beginning of business on the Closing Date and for one year thereafter, with respect to any U.S. Transferred Participant whose employment is terminated by Purchaser other than for Cause (as defined in Section 9.04(b)), Purchaser shall provide severance benefits and payments that are at least as favorable as those under the severance benefit and payment arrangements of such U.S. Transferred Participant as of the date immediately preceding the Closing Date, taking into account such U.S. Transferred Participant's combined service with Principal Seller and its affiliates and their respective predecessors prior to the Closing Date and Purchaser and its affiliates from and after the Closing Date.

          (d) Vacation Benefits in the U.S. Purchaser shall provide each U.S. Transferred Participant in calendar year 2004 and in the period from January 1, 2005 through April 1, 2005 (the "Carryover Period"), with any accrued and unused vacation days that he or she is eligible to take in calendar year 2004 (or to carry over to the Carryover Period) in accordance with the applicable vacation policy of Principal Seller, but only to the extent that such vacation days are reflected in the Closing Statement or are otherwise identified in
Section 5.07(d) of the Seller Disclosure Schedule.

          (e) Service Credit in the U.S. Each U.S. Transferred Participant shall be given full credit for all service with Principal Seller and its affiliates and their respective predecessors under any plans or arrangements maintained by Purchaser or any of its affiliates in which such U.S. Transferred Participant participates for eligibility and vesting purposes as well as for the calculation of vacation and severance entitlements. Each U.S.


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                                                                            39


Transferred Participant who as of the Closing Date has attained age 45 and has performed at least seven years of service (as determined in the same manner as eligibility service under the Seller 401(k) Plan) shall be credited with seven years of service for purposes of post-retirement medical health care spending account accruals of Purchaser or any of its affiliates.

          (f) Defined Contribution Plan in the U.S. Effective as of the beginning of business on the Closing Date and for one year thereafter, Purchaser or its applicable affiliate shall maintain a defined contribution plan (the "Purchaser 401(k) Plan") that covers the U.S. Transferred Participants and meets the requirements of Section 401(a) of the Code. Effective as of the beginning of business on the Closing Date, Principal Seller shall cause all Transferred Participants' accrued benefits under the 401(k) plan maintained by Principal Seller (the "Seller 401(k) Plan") to become fully vested. Effective as of the Closing (or on any later date of hire by Purchaser or its applicable affiliate in the case of a Participant not actively employed at the Closing), Participants who are participants in the Seller 401(k) Plan shall cease to be eligible for any future contributions to the Seller 401(k) Plan except with respect to compensation from Principal Seller or any Acquired Subsidiary prior to the Closing and as provided under the Seller 401(k) Plan, and shall be entitled to a distribution of their account balances under the Seller 401(k) Plan in accordance with such plan and as permitted by the Code. Transferred Participants who receive an eligible rollover distribution (within the meaning of Section 402(c)(4) of the Code, including a direct transfer of an eligible rollover distribution within the meaning of Section 401(a)(31) of the Code) from the Seller 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution to the Purchaser 401(k) Plan; provided, however, that Purchaser is reasonably satisfied (consistent with the regulations promulgated under Section 401(a)(31) of the Code) that the Seller 401(k) Plan meets the requirements of Section 401(a) of the Code.

          (g) Bonuses. Purchaser shall provide each Transferred Participant with a bonus in respect of calendar year 2004 in accordance with, and subject to, the payout matrix and bonus policies of Principal Seller and its affiliates (including the non-U.S. incentive plans), but only to the extent of the accrued bonus for each such Transferred Participant as of the Closing Date that is reflected in the Closing Statement.

          (h) Flexible Spending Accounts. (i) If the Closing occurs on or prior to December 31, 2004, all assets and liabilities related to the U.S. Transferred Participants' flexible spending reimbursement accounts under the Flexible Benefits Plan of Arch and the Arch Dependent Care Assistance Plan (collectively, the "Seller Flexible Spending Plans") will be retained by Principal Seller. U.S. Transferred Participants for whom flexible spending account ("FSA") elections were in effect under either of the Seller's Flexible Spending Plans immediately prior to the Closing Date shall continue in the Seller's Flexible Spending Plans solely with respect to such elections from the Closing Date through the earlier of (A) December 31, 2004 and (B) such Participant's termination of employment with Purchaser or any of its affiliates (the "FSA Transition Period"). During the FSA Transition Period, the FSA elections made by such U.S. Transferred Participants under the Seller's Flexible Spending Plans shall continue as if made under Purchaser Flexible Spending Plans (as defined below). Purchaser shall withhold amounts from such U.S. Transferred Participants' pay on a pre-tax basis in accordance with such elections, and shall remit such withheld amounts to Principal Seller within five business days of the applicable payroll date to which such withholding applies, together with documentation itemizing such withheld amount for each participating U.S. Transferred Participant. Purchaser shall have in effect as of the Closing Date flexible spending reimbursement accounts under one or more cafeteria plans qualifying under Section 125 of the Code and, to the extent necessary, one or more plans qualifying under Section 129 of the Code (collectively, the "Purchaser Flexible Spending Plans") enabling Purchaser to comply with the provisions of this Section 5.07(h)(i) and the Code and applicable Internal Revenue Service rulings and holdings, including Revenue Ruling 2002-32.

          (ii) If the Closing occurs on or after January 1, 2005, (A) Purchaser shall have in effect the Purchaser Flexible Spending Plans as of the Closing Date, and Purchaser shall cause the Purchaser Flexible Spending Plans to accept a spin-off of the assets and liabilities related to the U.S. Transferred Participants' FSAs from the Seller Flexible Spending Plans and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each U.S. Transferred Participant under the Seller Flexible Spending Plans in respect of the FSAs that are in effect immediately prior to the Closing Date; and (B) as soon as practicable following the Closing Date, Principal Seller shall (i) cause to be transferred from the Seller Flexible Spending Plans to the Purchaser Flexible Spending Plans the excess of the aggregate accumulated contributions to the FSAs made prior to the Closing Date during the year in which the Closing Date occurs by the U.S. Transferred Participants over the aggregate reimbursement payouts made prior to the Closing Date for such year from such accounts to the U.S. Transferred Participants, and (ii) provide Purchaser with an itemized schedule of each U.S. Transferred Participant's election amount and benefits paid prior to the Closing Date during the year in which the Closing Date occurs. If the aggregate reimbursement payouts from such FSAs made prior to the Closing Date during the year in which the Closing Date occurs to the U.S. Transferred Participants exceed the aggregate accumulated contributions to such accounts prior to the Closing Date for such year by the U.S. Transferred Participants, Purchaser shall make a payment equal to the value of such excess to Principal Seller as soon as practicable following the Closing Date. On and after the Closing Date, Purchaser shall assume and be solely responsible for all claims by U.S. Transferred Participants under the Seller Flexible Spending Plans incurred at any time during the calendar year in which the Closing Date occurs, including claims incurred prior to the Closing Date, that have not been paid in full as of the Closing Date, and following the Closing Date, Purchaser shall hold Principal Seller and its affiliates harmless from any and all claims for reimbursement by U.S. Transferred Participants under the Seller Flexible Spending Plans incurred at any time during the calendar year in which the Closing Date occurs that are not paid in full as of the Closing Date. For purposes of this paragraph, a claim for reimbursement shall be deemed to have been incurred on the date on which the charge or expense giving rise to such claim is incurred.

          (iii) The parties intend that Sections 5.07(h)(i) and (ii) comply with the requirements of Revenue Ruling 2002-32 and agree that such Sections shall be interpreted accordingly.

          (i) Health Benefits. If the Closing occurs on or prior to December 31, 2004, (i) with respect to U.S. Transferred Participants who, immediately prior to the Closing Date, participate in one of the Applicable Seller Health Plans, Purchaser shall pay the full cost of each such Transferred Participant's COBRA coverage, at the rates set forth in Section 5.07(i) of the Seller Disclosure Schedule, for coverage under the Applicable Seller Health Plan through December 31, 2004, and (ii) Purchaser shall offer health benefits to the U.S. Transferred Participants under one or more benefit plans sponsored by Purchaser or its affiliates commencing on January 1, 2005. Purchaser shall pay the costs referred to in the preceding sentence within 15 days of receiving any itemized invoice from Principal Seller setting forth part or all of the amount of such costs. To the extent the total claims incurred by any PPO Participant and his or her eligible dependents between the period commencing on the Closing Date and ending on December 31, 2004, and paid by Principal Seller and its affiliates under the Seller PPO Plan, exceed $10,000 (whenever paid by the Seller PPO Plan), Purchaser shall, upon written request from Principal Seller (which shall include reasonable documentation from Principal Seller in regard to the underlying claims), pay such excess to Principal Seller as soon as practicable following Purchaser's receipt of such request. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which the charge or expense giving rise to such claim is incurred. For purposes of this paragraph, the "Applicable Seller Health Plans" means (i) the Arch Health Plan (the "Seller PPO Plan"), (ii) the Arch Dental Plan, (iii) the Arch Vision Plan, (iv) the Arch United Healthcare of Arizona HMO Plan (the "Seller Arizona HMO"), (v) the Arch California Blue Cross and Blue Shield PPO and HMO Plan (the "Seller California PPO and HMO") and (vi) the Arch Blue Cross and Blue Shield of Rhode Island PPO and HMO Plan (the "Seller Rhode Island PPO and HMO"); provided, however, that if on or prior to the Closing Date Purchaser is able to arrange for a continuation of coverage (including through the assignment or transfer of the related insurance contracts to Purchaser or any of its affiliates) for the period from the Closing Date through December 31, 2004, on substantially the same terms as such coverage was available to Principal Seller under the Seller Arizona HMO, the Seller Rhode Island PPO and HMO or the Seller California PPO and HMO, as applicable, for the U.S. Transferred Employees that immediately prior to the Closing Date participated in those respective plans, then such plan shall not be treated as an Applicable Seller Health Plan. If necessary, Purchaser and its affiliates shall cooperate with Principal Seller in attempting to have the insurance contracts for each of the Seller Arizona HMO, the Seller Rhode Island PPO and HMO and the Seller California PPO and HMO assigned or transferred from Principal Seller to Purchaser or any of its affiliates as of the Closing Date, in which event the Seller Arizona HMO, the Seller Rhode Island PPO and HMO and the Seller California PPO and HMO, to the extent such related insurance contract has been so assigned or transferred, shall, for purposes of this Agreement, be deemed to have been set forth in Section 5.07(a) of the Seller Disclosure Schedule.

          (j) Long Term Incentive Awards. Principal Seller shall comply with the terms of Principal Seller's Long Term Incentive Plan (the "Seller LTIP") and associated resolutions adopted by the Compensation Committee of the Board of Directors of Principal Seller with respect to performance share and stock option awards that were granted to Transferred Participants prior to the Closing Date under the Seller LTIP.

          (k) Retention Bonuses. (i) Purchaser shall provide each Transferred Participant listed in Section 5.07(k) of the Seller Disclosure Schedule (each, a "Key Employee") with a retention bonus in accordance with this Section 5.07(k).

          (ii) Purchaser shall establish a bookkeeping account (an "Account") on behalf of each Key Employee. On December 31 of each of 2005, 2006, 2007, and 2008 (each, an "Accrual Year"), Purchaser shall credit to each Key Employee's Account an amount equal to the percentage specified in Section 5.07(k) of the Seller Disclosure Schedule (the "Applicable Percentage") of his or her base pay for such Accrual Year, provided that the Key Employee is actively employed by Purchaser or its affiliates on such December 31. The amount in each Key Employee's Account shall be credited with interest, compounded annually, at the rate in effect from time to time under the stable value option offered under the Purchaser 401(k) Plan (or, if there is no stable value option offered, a comparable investment vehicle). Each Key Employee shall become fully vested in his or her Account on December 31, 2009, provided he or she is actively employed by Purchaser or one of its affiliates on such date, and the amount in his or her Account shall be payable as soon as practicable after such date, except to the extent a Key Employee may have elected to defer such payment under such deferral program, if any, that Purchaser may establish.

          (iii) If a Key Employee terminates employment with Purchaser and its affiliates before December 31, 2009 by reason of his or her resignation or a termination by Purchaser or its affiliates for Cause, he or she shall forfeit the entire amount in his or her Account and shall not be entitled to any bonus described in this Section 5.07(k).

          (iv) If a Key Employee terminates employment with Purchaser and its affiliates by reason of death, Disability, or a termination by Purchaser or its affiliates other than for Cause, (A) the Key Employee shall be entitled to an allocation to his or her Account as of the date of termination equal to the Applicable Percentage of his or her base pay earned during the portion of the Accrual Year that ends on such date and (B) such Key Employee shall become fully vested in his or her Account balance, which shall be distributed to such Key Employee (or, in the event of the Key Employee's death, to his or her estate) as soon as practicable thereafter. For purposes of this Agreement, an individual shall be considered to have a Disability if he or she is entitled to payment under the Purchaser's long-term disability plan in which he or she participates or, if he or she does not participate in any such plan, then under the U.S. Social Security system.

          (l) Employees Employed Outside the U.S. Effective as of the beginning of business on the Closing Date, each individual Contract covering a Transferred Participant who resides outside the U.S. and all liabilities and obligations thereunder shall be assumed by Purchaser or its applicable affiliate in compliance with the local legislations, the European directive governing the transfer of employees resulting from a transfer of undertaking and all other applicable Laws. Upon such assumption, all liabilities and obligations under each such Contract, including the applicable Participant's accrued rights in respect of service, severance pay, vacation, pension, medical and disability, will be assumed by Purchaser or its applicable affiliate in full compliance with the local legislation in each country and all other applicable Laws.

          (m) Cooperation. Following the date of this Agreement, Principal Seller shall use its reasonable best efforts to provide Purchaser with all information and data reasonably requested by Purchaser in connection with Purchaser's rights and obligations under this Section 5.07, including exchanging information and data relating to employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).

          (n) Employee Meetings. Representatives of Purchaser shall be entitled to hold meetings with the Participants in their employment locations solely for the purpose of explaining the terms of their future employment with Purchaser and related employee benefits. Such meetings shall be held during normal business hours and at times agreed to in advance by Principal Seller and Purchaser. Principal Seller shall be entitled to have one or more representatives at any such meeting. Principal Seller shall permit Purchaser to distribute written materials to Participants concerning the terms of their future employment with Purchaser and related employee benefits, provided that Principal Seller has been afforded an opportunity to review and comment on such materials in advance. Any written communications by Principal Seller and its affiliates to the Transferred Participants regarding the terms of their future employment with Purchaser and related employee benefits shall be subject to Purchaser's prior review and comment, which Principal Seller shall consider in its good faith judgment; provided that (i) any such Purchaser comments are provided to Principal Seller within five business days of Purchaser's receipt of such communication and (ii) Principal Seller shall not be required to obtain Purchaser's review and comments with respect to written communications that are not inconsistent with Purchaser's previous written communications to Transferred Participants regarding the terms of their future employment with Purchaser.

          (o) Employee Information. Principal Seller shall, promptly following the date of this Agreement, provide to Purchaser a list setting forth, with respect to each Acquired Business Employee, such employee's (i) name, (ii) title, (iii) date of hire, (iv) bonus for the four fiscal quarters immediately preceding the date of this Agreement for which bonuses have paid and (v) estimated bonus for the four fiscal quarters immediately preceding the date of this Agreement, in each case as of the date of this Agreement.

          SECTION 5.08. Tax Matters. (a) Principal Seller shall prepare or cause to be prepared and timely and properly file or cause to be timely and properly filed all Tax Returns of or with respect to the Acquired Subsidiaries required to be filed on or prior to the Closing Date (taking into account valid extensions of time to file), and all other Tax Returns of the Acquired Subsidiaries covering a Tax period ending on or before the Closing Date, and shall timely and properly pay or cause to be timely and properly paid the Taxes required to be paid with respect to such Tax Returns. Purchaser shall prepare or cause to be prepared and timely and properly file or cause to be timely and properly filed all other Tax Returns of or with respect to the Acquired Subsidiaries, and shall timely and properly pay or cause to be timely and properly paid the Taxes required to be paid with respect to such Tax Returns; provided that Principal Seller shall be liable for Taxes of the Acquired Subsidiaries relating to the portion of any taxable period ending on the Closing Date. All such Tax Returns prepared by Principal Seller and Purchaser (to the extent such Tax Returns cover periods or portions thereof prior to the Closing Date) shall, except as otherwise required by Law, be prepared in a manner consistent with past practice of the Acquired Subsidiaries. No later than 30 days prior to the filing of any Tax Return of or with respect to any Acquired Subsidiary relating to a taxable period or year beginning before and ending after the Closing Date (a "Straddle Period") required to be filed by Purchaser, Purchaser shall deliver a draft of such Straddle Period Tax Return to Principal Seller for Principal Seller's review and comment, together with a statement setting forth the amount owed by Principal Seller with respect to such Tax Return under this Section 5.08. Subject to the immediately following sentence, within the later of (i) 30 days after receipt of the draft of such Straddle Period Tax Return and (ii) five days before such payment is due with respect to such Straddle Period Tax Return, Principal Seller shall remit to Purchaser the amount shown on such statement as being due from Principal Seller. If Principal Seller in good faith disagrees with Purchaser's determination of such amount, Purchaser and Principal Seller shall meet and work together in good faith to agree upon such amount. Principal Seller shall promptly pay to Purchaser such amount, as so determined. No later than 30 days after filing any such Tax Return of or with respect to any Acquired Subsidiary, Purchaser shall deliver a copy of such Tax Return to Principal Seller. This paragraph (a) shall not apply to Tax Returns with respect to Transfer Taxes. Purchaser, on the one hand, and Principal Seller, on the other hand, shall pay to the other party any refund received (whether by payment, credit, offset or otherwise) in respect of any Taxes for which the other party is responsible under this Section 5.08(a) within 30 days.

          (b) To the extent permitted by Law, Principal Seller and Purchaser shall use their reasonable best efforts to cause any Tax period of or with respect to the Acquired Subsidiaries to close as of the close of business on the Closing Date. All Tax sharing, Tax indemnification or similar Contracts of each Acquired Subsidiary will be terminated as of the Closing Date.

          (c) With the view to minimize all Taxes payable by or with respect to the Acquired Subsidiaries or payable as a result of the Acquisition and the other transactions contemplated hereby to the maximum extent permitted by applicable Law, Principal Seller and Purchaser shall cooperate in good faith in (i) preparing all Tax Return preparer Tax information requests and preparing and filing all Tax Returns of or with respect to the Acquired Subsidiaries and the Acquired Assets, (ii) maintaining and making available to each other all records necessary in connection with Taxes relating to such Tax Returns and (iii) resolving all disputes and audits with respect to such Taxes. Principal Seller and Purchaser recognize that each may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other, including all computerized books and records and any such information stored on any other form of media ("Tax Records"); therefore, Principal Seller and Purchaser agree (x) to allow (and Purchaser shall cause the Acquired Subsidiaries to allow) each other and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such Tax Records so needed and to make available the appropriate personnel with knowledge of such Tax Records to help answer questions, such activities to be conducted during normal business hours and with the requesting party paying out of pocket expenses only and (y) to offer the other parties such Tax Records so needed before destroying such Tax Records, provided that in no event shall a party be required to retain Tax Records more than the later of the expiration of the statute of limitations of the taxable period to which such Tax Records relate or six years from the Closing Date (and if the applicable statute of limitations expires within such six-year period, such party may destroy such Tax Records at such time if it first offers to turn such records over to the other party and the other party declines such offer). Purchaser shall, and shall cause the Acquired Subsidiaries to, provide information to Principal Seller necessary for the preparation of all Tax Returns required to be prepared or filed by Principal Seller or any of its affiliates.

          (d) Principal Seller shall have the sole and exclusive authority to file amended Tax Returns of or with respect to the Acquired Subsidiaries for any Tax periods that end on or before the Closing Date provided, that Principal Seller shall not file an amended Tax Return, make any tax elections or take any other action, in each case, outside the ordinary course of business, before the Closing Date that would materially and adversely impact the post-closing tax liabilities or attributes of the Acquired Subsidiaries without Purchaser's consent, unless otherwise required by law. Purchaser shall have the sole and exclusive authority to file amended Tax Returns of or with respect to the Acquired Subsidiaries for all other Tax periods; provided, that Principal Seller shall have no liability to Purchaser and Purchaser shall hold Principal Seller harmless from and against any and all costs, expenses and liabilities (including but not limited to Taxes) arising from, any such amendment.

          (e) Principal Seller and Purchaser acknowledge and agree that no election under Section 338(h)(10) of the Code with respect to the purchase of the Securities shall be made.

          (f) Purchaser shall cause each Acquired Subsidiary organized under the laws of England and Wales to make such claims, elections, notices and consents with respect to any Tax period or portion thereof ending on or before the Closing Date that are necessary to procure the surrender to or to accept the surrender from Principal Seller or such third party as Principal Seller may specify of all amounts available for surrender by way of Group Relief as Principal Seller may in its sole discretion direct.

          (g) Purchaser shall not take any action (including making any claim to carry back losses to any Tax period or portion thereof ending on or before the Closing Date) that may (i) affect the ability or entitlement of any UK Company Group to surrender or accept the surrender of Group Relief or set off ACT against any liability for Taxes or (ii) reduce or extinguish any relief or allowance or other Tax attribute of any member of any UK Company Group with respect to any Tax period or portion thereof ending on or before the Closing Date.

          (h) Except to the extent Principal Seller provides its written consent in its sole discretion, Purchaser shall not, and shall cause each Acquired Subsidiary organized under the laws of England and Wales not to amend, disregard, withdraw or disclaim any claims, elections, notices or other consents or benefits relating to Taxes with respect to any Tax period or portion thereof ending on or before the Closing Date.

          (i) Purchaser shall not take any action outside the ordinary course of business with respect to the Acquired Subsidiaries that would increase Principal Seller's liability for Taxes pursuant to the proviso of the second sentence of Section 5.08(a).

          SECTION 5.09. Supplemental Disclosure. Each party shall promptly notify the other party of, and furnish the other party with any information it may reasonably request with respect to, the occurrence to such party's knowledge of any event or condition or the existence to such party's knowledge of any fact that would cause, or would be reasonably likely to cause, any of the conditions set forth in Article VI not to be fulfilled.

          SECTION 5.10. Post-Closing Cooperation. (a) Principal Seller and Purchaser shall reasonably cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Acquired Business from Principal Seller to Purchaser, including the orderly transfer of information concerning the operations and affairs of the Acquired Business not set forth in the Records, and to minimize any disruption to the Acquired Business and the other respective businesses of Principal Seller and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Principal Seller and Purchaser shall furnish or cause to be furnished to each other and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Acquired Business (to the extent within the control of such party) as is reasonably necessary for financial reporting, accounting and tax matters.

          (b) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.10. Neither party shall be required by this Section 5.10 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, those of the Acquired Business).

          (c) Principal Seller and its affiliates, on the one hand, and Purchaser and its affiliates, on the other hand, will reasonably cooperate with each other following the Closing in the prosecution or defense of any dispute, litigation or other Proceeding or insurance claim arising from their respective operation of the Acquired Business, including but not limited to affording reasonable access to and providing information regarding amounts in dispute, information regarding employees of the Acquired Business and documentation created in the operation of the Acquired Business relating to such dispute, litigation, Proceeding or claim; provided, however, that (i) the requesting party shall reimburse the other party for all of such other party's out-of-pocket expenses incurred in connection with this Section 5.10(c) and (ii) this Section 5.10(c) shall not apply to any dispute, litigation, Proceeding or claim arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.

          SECTION 5.11. Publicity. Prior to the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Principal Seller and Purchaser may make (i) internal announcements to their respective employees after reasonable prior notice to and consultation with the other party and (ii) announcements to the investment community, in each case that are not inconsistent with the parties' prior public disclosures regarding the Acquisition and the other transactions contemplated hereby.

          SECTION 5.12. Records. As soon as practicable after the Closing Date, Principal Seller and each Assets Seller shall deliver or cause to be delivered to Purchaser all material Records in the possession of Principal Seller or such Assets Seller relating to the Acquired Business to the extent not then in the possession of the Acquired Subsidiaries, subject to the following exceptions:

          (i) Purchaser recognizes that certain Records may contain incidental information relating to the Acquired Business or may relate primarily to subsidiaries, divisions or businesses of Principal Seller other than the Acquired Business, and that Principal Seller may retain such Records and shall provide copies of the relevant portions thereof to Purchaser;

          (ii) Principal Seller may retain all Records prepared in connection with the Acquisition, including bids received from other parties and analyses relating to the Acquired Business; and

          (iii) Principal Seller may retain any Tax Returns, and Purchaser shall be provided with copies of such Tax Returns that relate to the Acquired Subsidiary's separate Tax Returns or separate Tax liability.

          SECTION 5.13. Agreement Not To Compete. (a) Principal Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Acquired Business to the extent permitted by Law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.13 and, therefore, for a period of five years from the Closing, Principal Seller shall not, and shall cause each of its affiliates not to, directly or indirectly engage anywhere in the world in activities or businesses, or establish any new businesses, that are substantially in competition with the Acquired Business ("Competitive Activities"), including
(i) selling goods or services of the type sold by the Acquired Business, except that if any goods or services were not sold by the Acquired Business during the period of time prior to the Closing and are not sold by the Acquired Business at the time of the Closing (collectively, "Permitted Goods and Services"), Principal Seller may sell any Permitted Goods and Services,
(ii) soliciting any customer or prospective customer of the Acquired Business to purchase any goods or services sold by the Acquired Business, other than Permitted Goods and Services, from anyone other than Purchaser and its affiliates and (iii) assisting any person in any way to do, or attempt to do, anything prohibited by clause (i) or (ii) above.

          (b) Section 5.13(a) shall be deemed not breached as a result of (i) the ownership by Principal Seller or any of its affiliates of: (A) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities; (B) less than 10% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities; or (C) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such person's consolidated annual revenues; (ii) the consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement and compliance by Principal Seller with the terms of this Agreement and each Ancillary Agreement, including the execution of any Contracts contemplated by this Agreement or any Ancillary Agreement and (iii) the conduct by Principal Seller or any affiliate of Principal Seller of the CMS Business or the Planar Business.

          (c) Neither Principal Seller nor any of its affiliates will solicit or hire any Transferred Participant for a period of one year following the Closing Date; provided that this Section 5.13(c) will not prohibit (i) general solicitations of or advertisement for employees by Principal Seller or any of its affiliates that are not directed at Transferred Participants, including posting of available positions with Governmental Entities by Principal Seller or any of its affiliates, and (ii) solicitations and hirings by Principal Seller or any of its affiliates of Transferred Participants whose employment with Purchaser or its applicable affiliate has been terminated prior to such solicitation or hiring by Purchaser or such applicable affiliate.

          (d) Neither Purchaser nor any of its affiliates will solicit or hire any current or former employee of Principal Seller or any of its affiliates that is not a Transferred Participant, including any such employee set forth in Sections 5.07(a)(i) and 5.07(a)(iii) of the Seller Disclosure Schedule, for a period of one year following the Closing Date; provided that this Section 5.13(d) will not prohibit (i) general solicitations of or advertisement for employees by Purchaser or any of its affiliates that are not directed at such employees, including posting of available positions with Governmental Entities by Purchaser or any of its affiliates, and (ii) solicitations and hirings by Purchaser or any of its affiliates of such employees whose employment with Principal Seller or its applicable affiliate has been terminated prior to such solicitation by Principal Seller or such applicable affiliate.

          (e) If any of the restrictions or covenants contained in this
Section 5.13 is held to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, such provision shall be construed and interpreted or reformed so as to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not exceeding those contained herein) as valid and enforceable under applicable Law. The parties acknowledge that this Section 5.13(e) has been negotiated and that the restrictions contained herein are reasonable in light of the circumstances that pertain to the parties.

          (f) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to
Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.13(a). Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants in addition to any other remedies that may be available to it.

          SECTION 5.14. Bulk Transfer Laws. Purchaser hereby waives compliance by the Assets Sellers with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

          SECTION 5.15. Resignations. On the Closing Date, Principal Seller shall cause to be delivered to Purchaser duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of each Acquired Subsidiary and shall take such other action as is necessary to accomplish the foregoing.

          SECTION 5.16. Further Assurances. From time to time, as and when requested by any party, each party shall use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

          SECTION 5.17. Names Following Closing. (a) Immediately following the Closing, Purchaser shall amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use the names "Arch" or "Arch Chemicals", or any name that, in the reasonable judgment of Principal Seller, is similar to any such names, and Purchaser shall not thereafter use those names or other names hereunder or names confusingly similar thereto. Within 30 days after the Closing, Purchaser shall also amend the organizational documents of each Acquired Subsidiary to the extent necessary to change its name to a name not including or similar to any of the names or words "Arch" or "Arch Chemicals".

          (b) For nine months after the Closing, Purchaser may (i) continue to use the names "Arch" and "Arch Chemicals" in labeling any products of the Acquired

Business and in internal documents and Records relating to products of the Acquired Business, including material safety data sheets; (ii) refer to "Arch" and "Arch Chemicals" in describing the origin of the products of the Acquired Business in oral communications to customers of the Acquired Business and
(iii) with Principal Seller's prior written consent, use the names "Arch" or "Arch Chemicals" in written communications to customers of the Acquired Business regarding the transactions contemplated hereby.

          SECTION 5.18. Supplies. Purchaser shall not use stationery, purchase order forms or other similar paper goods or supplies (collectively, the "Supplies"), that state or otherwise indicate thereon that the Acquired Business is a division or unit of Principal Seller more than 60 days after the Closing Date without first crossing out or marking over such statement or indication or otherwise clearly indicating on such Supplies that the Acquired Business is no longer a division or unit of Principal Seller, as applicable. Purchaser shall not reorder any Supplies which state or otherwise indicate thereon that the Acquired Business is a division or unit of Principal Seller.

          SECTION 5.19. Transfer of Certain Assets. Except as set forth in
Schedule 5.19, Principal Seller shall take (or cause one or more of its affiliates to take) such action as is necessary or advisable to transfer from the Acquired Subsidiaries to Principal Seller or one or more of its affiliates, effective on or before the Closing Date, (i) the assets that would be Excluded Assets if the Acquired Subsidiaries were Assets Sellers for such consideration as Principal Seller may determine in its sole discretion and
(ii) the liabilities that would be Excluded Liabilities if the Acquired Subsidiaries were Assets Sellers for such consideration as Principal Seller may determine in its sole discretion; provided, however, that (a) Principal Seller may determine the method for effecting the transfers contemplated by this Section 5.19 in its sole discretion and (b) Principal Seller shall be solely responsible for all costs and other liabilities (including Taxes) resulting from the transfers contemplated by this Section 5.19. After the Closing Date, Purchaser shall take all actions (or shall cause its affiliates to take all actions) reasonably requested by the Sellers to give effect to the provisions of this Section 5.19.

          SECTION 5.20. Purchase Price Allocation. (a) Prior to the Closing, the parties shall agree on a preliminary allocation of the Purchase Price and the Assumed Liabilities among the Securities and the Acquired Assets acquired from each of the Securities Sellers and Assets Sellers, which will be utilized in those jurisdictions where applicable Law requires a purchase price to be stated in the applicable Foreign Acquisition Agreement or otherwise at the time of the Closing. Principal Seller and Purchaser shall use their reasonable best efforts to agree upon a final allocation of the Purchase Price within six months of the Closing Date.

          (b) If Principal Seller and Purchaser reach agreement on the final allocation of the Purchase Price, then the allocations described in this
Section 5.20 shall together be the "Price Allocation" and shall be binding on the parties hereto. Principal Seller and Purchaser agree to act (and to cause their respective affiliates to act) in accordance with the Price Allocation in the preparation, filing and audit of any Tax Return and not to take (or permit any of their affiliates to take) any Tax position inconsistent with the Price Allocation. If, as a result of change in circumstances after the

Price Allocation is determined, the Purchase Price is adjusted pursuant to
Section 1.07 or any other provision of this Agreement, the Purchase Price shall be reallocated pursuant to this Section 5.20, and each party shall file (and shall cause its respective affiliates to file) any amended Tax Returns as necessary to properly reflect any such reallocation. If, however, Principal Seller and Purchaser are unable to reach agreement on a final allocation of the Purchase Price, then the previous sentences concerning the Price Allocation shall not apply, and Principal Seller and Purchaser will use their own allocations of the Purchase Price for all purposes.

          SECTION 5.21. Intercompany Indebtedness. (a) Prior to the Closing, Principal Seller shall cause all indebtedness for borrowed money between an Acquired Subsidiary, on the one hand, and Principal Seller or an affiliate of Principal Seller (other than an Acquired Subsidiary), on the other hand, to be repaid in full or canceled.

          (b) To the extent that the face value of any checks that are issued by the Acquired Business and are outstanding at the Closing is not accrued on the Closing Statement, then Principal Seller shall reimburse Purchaser for the face value of any such checks funded by Purchaser promptly after receipt of notice from Purchaser.

          SECTION 5.22. Transfer of Joint Venture Investment. Prior to the Closing, Principal Seller shall take all actions necessary to transfer or distribute the Joint Venture Interest and Arch Specialty Chemicals, Inc.'s other interests and obligations associated primarily with the Joint Venture to Principal Seller, so that the Joint Venture Interest will be transferred to Purchaser at the Closing as an Acquired Asset. The parties acknowledge that, upon delivery of stock certificates representing the Joint Venture Interest to Purchaser, certain provisions of the Joint Venture Agreement dated July 5, 1983 and the Tripartite Agreement for the License of Certain Technology and the Sale, License, Technical Assistance, and Trademark Agreement, each dated August 10, 1983, executed pursuant to the Joint Venture Agreement, together with the obligations of the parties to such agreements under such provisions, will terminate in accordance with the terms of such agreements.

          SECTION 5.23. Title Insurance. (a) Prior to the Closing, Principal Seller shall execute title affidavits that are standard, customary and consistent with local practice in the respective jurisdictions of the Owned Property and otherwise use its reasonable best efforts to provide all other information that a title insurance company selected by Purchaser (the "Title Company") reasonably shall require in order to issue policies of title insurance that are reasonably acceptable to Purchaser insuring Purchaser's title in and to the Owned Properties in fee simple, free and clear of all Liens, other than Permitted Liens, and including non-imputation endorsements in the case of any Owned Properties owned by Acquired Subsidiaries. Purchaser shall bear the cost of obtaining such title insurance.

          (b) Prior to the Closing, Principal Seller shall cause the deed conveying fee title to Lots 1, 2, 8, 9 and 10 in the Keifer Park/Quonset Point/Davisville Industrial Park in North Kingstown, Rhode Island to Arch Specialty Chemicals, Inc. to be recorded by the appropriate Governmental Entities such that fee title to the property can be insured at Closing in accordance with the provisions of this Agreement.

          SECTION 5.24. Intellectual Property and Technology Rights. If, after the Closing, Purchaser or any Seller discovers that any right with respect to Intellectual Property or Technology that was to be transferred or was represented to have been transferred to Purchaser or a Purchaser Designee at the Closing pursuant to the terms of this Agreement has not been transferred to Purchaser or a Purchaser Designee, Principal Seller shall cause such right to be transferred or sublicensed to Purchaser or a Purchaser Designee without additional consideration as promptly as possible following receipt of notice of such discovery. In the event that any such right cannot be transferred or sublicensed to Purchaser or a Purchaser Designee, Principal Seller and Purchaser shall cooperate in any lawful and reasonable arrangement reasonably proposed by Principal Seller or Purchaser under which Purchaser or a Purchaser Designee shall obtain the rights and benefits enjoyed by (and perform the obligations performed by) the applicable Seller or Acquired Subsidiary immediately prior to the Closing with respect to such right.

          SECTION 5.25. Known Environmental Matters. Notwithstanding any other provision of this Agreement, including Section 8.06, prior to and after the Closing, Principal Seller shall have the sole right to direct and control any Proceeding, remediation, corrective action, settlement, compromise or other resolution of any matter specifically set forth in (a) Section 3.20 of the Seller Disclosure Schedule or (b) the Phase 1 Reports (collectively, the "Known Environmental Matters"), and Purchaser and its affiliates shall cooperate with Principal Seller in any such Proceeding, remediation, corrective action, settlement, compromise or other resolution, provided that Principal Seller shall (i) keep Purchaser reasonably informed of developments regarding such matter and provide Purchaser copies of all written investigation reports, written notices, written data and other written information related to the condition of the Business Property or asset that is the subject of the Proceeding, remediation, corrective action, settlement, compromise or other resolution; (ii) afford representatives of Purchaser the opportunity to attend any meetings with regulatory authorities or other parties relating to such matter; (iii) give Purchaser reasonable opportunity to review and comment upon any proposed remediation, corrective action, settlement, compromise or resolution of any Known Environmental Matters; (iv) not agree to any remediation, corrective action, settlement, compromise or resolution of any Known Environmental Matters that involves a deed or other use restriction that materially impairs the continued use and operation of the Business Property to which the Known Environmental Matters relates in the conduct of the Acquired Business as currently conducted without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed; and (v) not agree to any remediation, corrective action, settlement, compromise or resolution of any Known Environmental Matters that imposes any liability on Purchaser or any Purchaser Designee as to which Purchaser or the applicable Purchaser Designee would not be entitled to indemnification hereunder.

                                  ARTICLE VI

                             Conditions Precedent
                             --------------------

          SECTION 6.01. Conditions to Each Party's Obligation. The obligation of Purchaser and Principal Seller to consummate the Acquisition is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

          (a) Governmental Approvals. The waiting period under the HSR Act shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

          (b) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

          (c) IT Transitional Services Agreement. Principal Seller and Purchaser shall have executed the IT transitional services agreement substantially as attached as Exhibit A hereto.

          (d) Transitional Services Agreement. Principal Seller and Purchaser shall have executed the transitional services agreement substantially as attached as Exhibit B hereto.

          (e) Toll Manufacturing Agreement. Principal Seller and Purchaser shall have executed the toll manufacturing agreement substantially as attached as Exhibit C hereto.

          (f) CMS Products Supply and Services Agreements. Principal Seller and Purchaser shall have executed the CMS products supply and services agreement substantially as attached as Exhibit D hereto.

          (g) Assignment and Assumption Agreement. Principal Seller and Purchaser shall have executed the assignment and assumption agreement substantially as attached as Exhibit E hereto.

          (h) Notice to Labor Council. Principal Seller and Purchaser shall have complied with all applicable Laws requiring notice to any union, labor council, workers'council or similar employee representative body in connection with the Acquisition.

          (i) Foreign Acquisition Agreements. Principal Seller and Purchaser shall each have, and shall each have caused their applicable affiliates to have, executed such Foreign Acquisition Agreements to be executed under applicable local Law for purposes of implementing the transfer and conveyance of the Securities and the Acquired Assets located outside of the United States.

          (j) Foreign Closings. Any conditions to the obligations of the parties to consummate the Acquisition contemplated by the Foreign Acquisition Agreements shall have been satisfied or waived.

          SECTION 6.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Acquisition is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Principal Seller in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct, on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and are not reasonably likely to result in a Seller Material Adverse Effect or an Acquired Business Material Adverse Effect (it being agreed that for purposes of determining the satisfaction of this condition, such representations and warranties shall be deemed not qualified by any references therein to materiality, Seller Material Adverse Effect or Acquired Business Material Adverse Effect). Purchaser shall have received a certificate signed by an authorized officer of Principal Seller to such effect.

          (b) Performance of Obligations of Principal Seller. Principal Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Principal Seller by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Principal Seller to such effect.

          (c) Absence of Proceedings. There shall not be pending or threatened by any Governmental Entity any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or seeking to obtain from Purchaser, the Acquired Subsidiaries or any of their respective subsidiaries in connection with the Acquisition any damages that are material in relation to the Acquired Business, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Purchaser, the Acquired Subsidiaries or any of their respective subsidiaries of any material portion of the Acquired Business, taken as a whole, or to compel Purchaser, the Acquired Subsidiaries or any of their respective subsidiaries to dispose of or hold separate any material portion of the Acquired Business, taken as a whole, in each case as a result of the Acquisition, (iii) seeking to impose any material limitations on the ability of Purchaser to acquire or hold, or exercise rights of ownership of, the Securities or the Acquired Assets or (iv) seeking to prohibit Purchaser, the Acquired Subsidiaries or any of their respective subsidiaries from effectively controlling in any material respect the Acquired Business.

          (d) FIRPTA Certificate. Principal Seller shall have delivered to Purchaser at the Closing a certificate, in form and substance reasonably satisfactory to Purchaser, certifying that any Securities Seller that sells stock in a U.S. corporation is a U.S. person within the meaning of Section 7701(a)(30) of the Code.

          (e) Absence of Acquired Business Material Adverse Effect. From the date of this Agreement, there shall not have been any change in, or effect on, the Acquired Business which, individually or in the aggregate, has had or is reasonably likely to result in an Acquired Business Material Adverse Effect.

          (f) Earnings of Acquired Business. EBITDA (as defined below) for the Acquired Business for the period from January 1, 2004 through the end of the last full calendar month preceding the Closing Date shall be at least eighty percent (80%) of the amount set forth in Schedule 6.02(f) corresponding to such period; provided, that if the Closing Date occurs in 2005, then, solely for purposes of this Section 6.02(f), the Closing Date shall be deemed to be January 1, 2005. For purposes of this Agreement, the term "EBITDA" means (1) earnings before interest, tax, depreciation and amortization less (2) equity earnings (excluding the Planar Interest), plus (3) dividend income from the Joint Venture.

          SECTION 6.03. Conditions to Obligation of Principal Seller. The obligation of Principal Seller to consummate the Acquisition is subject to the satisfaction (or waiver by Principal Seller) on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to result in a Purchaser Material Adverse Effect (it being agreed that for purposes of determining the satisfaction of this condition, such representations and warranties shall be deemed not qualified by any references therein to materiality or Purchaser Material Adverse Effect). Principal Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Principal Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

          (c) Earnings of Acquired Business. EBITDA for the Acquired Business for the period from January 1, 2004 through the end of the last full calendar month preceding the Closing Date shall not exceed one hundred twenty percent (120%) of the amount set forth in Schedule 6.02(f) corresponding to such period; provided, that if the Closing Date occurs in 2005, then, solely for purposes of this
Section 6.03(c), the Closing Date shall be deemed to be January 1, 2005.

          SECTION 6.04. Frustration of Closing Conditions. Neither Purchaser nor Principal Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.05.

          SECTION 6.05. Effect of Certain Waivers. If (i) prior to the Closing any party (the "waiving party") has knowledge of any breach by any other party of any representation, warranty or covenant contained in this Agreement, (ii) such other party acknowledges in writing that the effect of such breach is a failure of any condition to the waiving party's obligations set forth in this
Article VI and (iii) the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and affiliates shall not be entitled to be indemnified pursuant to Article VIII, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

                                 ARTICLE VII

                       Termination, Amendment and Waiver
                       ---------------------------------

          SECTION 7.01. Termination. (a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

          (i) by the mutual written consent of Principal Seller and Purchaser;

          (ii) by Principal Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Principal Seller;

          (iii) by Purchaser if any of the conditions set forth in Sections
     6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

          (iv) by Principal Seller or Purchaser, if the Closing does not occur on or prior to March 31, 2005;

provided, however, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Principal Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Purchaser shall return all documents and other material received from Principal Seller, any Acquired Subsidiary or any Assets Seller relating to the Acquisition or any of the other transactions contemplated hereby, whether so obtained before or after the execution hereof, to Principal Seller; and

          (ii) all confidential information received by Purchaser with respect to the AMM Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          SECTION 7.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligations of Principal Seller and Purchaser to keep confidential certain information and data obtained by it, (ii) Section 5.06 relating to certain expenses, (iii) Section 7.01 and this Section 7.02 and (v) Section 5.11 relating to publicity. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          SECTION 7.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

                                 ARTICLE VIII

                                Indemnification
                                ---------------

          SECTION 8.01. Tax Indemnification. (a) From and after the Closing, Principal Seller shall be liable for and shall indemnify and hold harmless Purchaser, the Acquired Subsidiaries and their affiliates (the "Purchaser Indemnitees") from any and all (i) Taxes imposed on or with respect to any Acquired Asset, any Acquired Subsidiary for any Tax period or portion thereof ending on or before the Closing Date (such Taxes to be determined by an interim closing of the books as of the close of business on the Closing

Date, except for real property, personal property and other similar Taxes, which shall be prorated on a per diem basis through the close of business on the Closing Date), including Taxes imposed by reason of (x) any distribution or other disposition by an Acquired Subsidiary pursuant to Section 5.19, (y) the cancellation of intercompany indebtedness pursuant to Section 5.21 or (z) the transfer of the Joint Venture Interest pursuant to Section 5.22; (ii) liability (as a result of Treasury Regulation 1.1502-6(a) or otherwise) for Taxes of Principal Seller or any other corporation which is or has been affiliated with Principal Seller or an Acquired Subsidiary (other than Taxes of any Acquired Subsidiary or with respect to any Acquired Asset) and (iii) transferee liability for Taxes imposed on or with respect to any Acquired Asset or any Acquired Subsidiary for any Tax period or portion thereof ending on or before the Closing Date arising under contract, by application of law or otherwise. Notwithstanding the foregoing, Principal Seller shall not indemnify and hold harmless Purchaser from any liability for Taxes described in Section 8.01(b)(ii).

          (b) Purchaser shall be liable for and shall indemnify and hold harmless Sellers and their affiliates (the "Principal Seller Indemnitees") from any and all (i) Taxes imposed on or with respect to any Acquired Asset or any Acquired Subsidiary for any Tax period or portion thereof beginning after the Closing Date (such Taxes to be determined by an interim closing of the books as of the close of business on the Closing Date, except for real property, personal property and other similar Taxes, which shall be prorated on a per diem basis through the close of business on the Closing Date) and
(ii) liability for Taxes (A) attributable to any action (including any election made or deemed made under Section 338(g) of the Code with respect to any foreign Acquired Subsidiary) taken after the Closing by Purchaser, any of its affiliates (including the Acquired Subsidiaries) or any transferee of Purchaser or any of its affiliates (other than any such action expressly required by applicable Law or by this Agreement) or (B) attributable to any breach by Purchaser of its obligations under this Agreement. Purchaser acknowledges that a Section 338(g) election described in clause (ii)(A) of this Section 8.01(b) may increase Principal Seller's tax liabilities and therefore require an indemnity pursuant to such clause.

          SECTION 8.02. Other Indemnification by Principal Seller. (a) From and after the Closing, Principal Seller shall indemnify each Purchaser Indemnitee against and hold it harmless from, any loss, liability, claim, damage or expense including reasonable legal fees and expenses (collectively, "Losses"), suffered or incurred by such Purchaser Indemnitee (without duplication for any Loss (i) relating to Taxes for which indemnification is provided under Section 8.01 or (ii) for which indemnification may be provided under more than one provision of this Section 8.02) to the extent arising from:

          (i) any breach on the Closing Date, or to the extent such representation or warranty expressly relates to an earlier date, on such earlier date, of any representation or warranty of Principal Seller contained in this Agreement;

          (ii) any breach of any covenant of Principal Seller contained in this Agreement;

          (iii) any Excluded Liability;

          (iv) the operation or conduct by any Seller of any business other than the Acquired Business, except for Losses arising from the acts or omissions of Purchaser or any of its affiliates that occur at any time on or after the Closing Date;

          (v) any third-party product liability claim arising from products of the Acquired Business sold prior to the Closing Date;

          (vi) any claim with respect to U.S. worker's compensation arising from the operation of the Acquired Business prior to the Closing Date;

          (vii) any Known Environmental Matter;

          (viii) any Proceeding set forth in Section 3.16 of the Seller Disclosure Schedule;

          (ix) the failure of the Assets Sellers to comply with statutory provisions relating to bulk sales and transfers, if applicable; and

          (x) any fees, expenses or other payments incurred or owed by Principal Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the Acquisition and the other transactions contemplated by this Agreement.

          (b) From and after the Closing, Principal Seller shall indemnify each Purchaser Indemnitee against and hold it harmless from, 50% of the aggregate amount of all Losses (except for Losses for which indemnification may be provided under Section 8.02(a)) arising out of any liability under any Environmental Law from the operation of the Acquired Business prior to the Closing, but only to the extent that the aggregate amount of such Losses exceeds $3,000,000 and is less than $9,000,000. For the avoidance of doubt, the aggregate amount of Losses for which Principal Seller would be liable under this Section 8.02(b) shall not exceed $3,000,000.

          (c) Principal Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

          (i) under clauses (i) and (ii) of Section 8.02(a) for any breach if
     Section 6.05 is applicable to such breach;

          (ii) under clauses (i) and (ii) of Section 8.02(a) unless the aggregate amount of all Losses for which Principal Seller would, but for this clause (ii), be liable thereunder exceeds on a cumulative basis an amount equal to $2,000,000, and then only to the extent of any such excess;

          (iii) under clauses (i) and (ii) of Section 8.02(a) for any individual items where the Loss relating thereto is less than $100,000, provided that the Losses related to such items shall not be aggregated for purposes of clause (i) of this Section 8.02(b);

          (iv) under clauses (i) and (ii) of Section 8.02(a) for any breach if
     Section 6.05 is applicable to such breach; and

          (v) under clauses (i) and (ii) of Section 8.02(a) if the aggregate amount of Losses for which Principal Seller would, but for this clause
     (v), be liable thereunder exceeds on a cumulative basis an amount equal to 20% of the Purchase Price; provided, however, that this clause (v) shall not apply to any claim for indemnification arising out of a breach of any representation or warranty contained in Sections 2.01, 2.02, 2.04, 2.05, 3.01 and 3.02 (collectively, the "Seller Specified Representations").

          (d) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement and the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby and the Acquired Business (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Principal Seller arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith or therewith, any applicable Law (including any applicable Environmental Law), common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 8.02).

          SECTION 8.03. Other Indemnification by Purchaser.

          (a) From and after the Closing, Purchaser shall indemnify each Principal Seller Indemnitee against and hold it harmless from any Loss suffered or incurred by such Principal Seller Indemnitee (without duplication for any Loss (i) relating to Taxes, for which indemnification is provided under Section 8.01 or (ii) for which indemnification may be provided under more than one provision of this Section 8.03) to the extent arising from:

          (i) any breach on the Closing Date, or to the extent such representation or warranty expressly relates to an earlier date, on such earlier date, of any representation or warranty of Purchaser contained in this Agreement or in any Ancillary Agreement;

          (ii) any breach of any covenant of Purchaser contained in this Agreement or in any Ancillary Agreement;

          (iii) any guarantee or obligation to assure performance given or made by Principal Seller or any affiliate of Principal Seller with respect to any obligation relating to the Acquired Business;

          (iv) any liability, obligation or commitment, whether arising before, on or after the Closing Date, arising primarily out of the operation or conduct of the Acquired Business, including any Assumed Liability (other than any Excluded Liability and any other item which Principal Seller has expressly agreed to pay or perform pursuant to this Agreement or for which indemnification is provided under Section 8.02);

          (v) any use by Purchaser of (i) any name or word set forth in
     Section 5.17, including any names or words confusingly similar thereto or
     (ii) any Supplies stating or otherwise indicating thereon that the Acquired Business is a division or unit of Principal Seller; and

          (vi) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

          (b) Purchaser shall not be required to indemnify any Principal Seller Indemnitee, and shall not have any liability:

          (i) under clauses (i) and (ii) of Section 8.03(a) for any breach if
     Section 6.05 is applicable to such breach;

          (ii) under clauses (i) and (ii) of Section 8.03(a) unless the aggregate amount of all Losses for which Purchaser would, but for this clause (ii), be liable thereunder exceeds on a cumulative basis an amount equal to $1,500,000, and then only to the extent of any such excess; or

          (iii) under clauses (i) and (ii) of Section 8.02(b) if the aggregate amount of Losses for which Purchaser would, but for this clause (iii), be liable thereunder exceeds on a cumulative basis an amount equal to 20% of the Purchase Price; provided, however, that this clause (iii) shall not apply to any claim for indemnification arising out of a breach of any representation or warranty contained in Sections 4.01 and 4.02 (collectively, the "Purchaser Specified Representations").

          SECTION 8.04. Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered or recoverable by the indemnified party (as defined in Section 8.06(a)) under insurance policies, net of the actual out-of-pocket expenses incurred by the indemnified party in obtaining such amounts, with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income purposes. The amount of the Loss arising out of any item included as a liability in calculating Closing Working Capital shall be calculated net of the amount so included. The amount of the Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated net of the reported value of such Current Asset used in calculating Closing Working Capital.

          SECTION 8.05. Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.02(a)(i) or 8.03(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 8.07, (ii) pursuant to Section 8.02(a)(ii) or 8.03(a)(ii) shall terminate when the applicable covenant terminates pursuant to Section 8.07, (iii) pursuant to Section 8.02(a)(v) shall terminate two years after the Closing, (iv) pursuant to Section 8.02(b) shall terminate five years after the Closing and (v) pursuant to the other clauses of Sections 8.02 and 8.03 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to
Section 8.06 to the party to be providing the indemnification.

          SECTION 8.06. Procedures. (a) Third Party Claims. In order for a person (the "indemnified party") to be entitled to any indemnification provided for under Section 8.02 or 8.03 in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the party to provide indemnification under this Article VIII (the "indemnifying party") in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days' time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

          (b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld or delayed). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim.

          (c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.02 or 8.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall promptly deliver notice of such claim after obtaining knowledge of such claim to the indemnifying party. Subject to Sections 8.05 and 8.07, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.02 or 8.03, except to the extent that the indemnifying party has been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.02 or 8.03, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.02 or 8.03 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

          (d) Procedures Relating to Indemnification of Tax Claims. (i) If notice of an audit, examination or other proceeding is received from any Taxing Authority, which, if successful, might result in an indemnity payment to any Person hereunder (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is or may be sought (the "Tax Indemnitor") in writing of such potential claim (a "Tax Claim"). If notice of a Tax Claim is not timely provided to the Tax Indemnitor, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

          (ii) With respect to any Tax Claim, the Tax Indemnitor shall control all audits, examinations and other proceedings in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, in its sole discretion, either pay any Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Tax Indemnitor shall not settle or compromise a Tax Claim without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed, if such settlement or compromise would have a material adverse effect on the Tax liabilities of the Tax Indemnitee for which the Tax Indemnitor would not be required to indemnify the Tax Indemnitee. The Tax Indemnitee, and each of its affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to the Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, providing to the Tax Indemnitor necessary authorizations, including powers of attorney, to control any audits, examinations and other proceedings which the Tax Indemnitor is entitled to control pursuant to this paragraph (2) and executing any documents necessary for the Tax Indemnitor to settle any such audit, examination or other proceeding.

          (iii) Tax Indemnitee shall pay to Tax Indemnitor any refund received (whether by payment, credit, offset or otherwise) by Tax Indemnitee in respect of any Taxes for which Tax Indemnitor is liable under this Agreement within 30 days after such refund is received. The parties shall cooperate in order to take any necessary steps to claim any such refund provided that the out-of-pocket costs of obtaining such a refund shall be borne by Tax Indemnitor.

          (iv) In the event Purchaser determines that the liability of or with respect to any Acquired Subsidiary for Taxes for which Principal Seller is liable hereunder is increased and the particular item that produced such increase results, in a current or future year, in the realization of an actual reduction in the liability of Purchaser or its affiliates for Taxes (a "Purchaser Tax Benefit"), Purchaser shall be liable for and shall pay to Principal Seller the amount of such Purchaser Tax Benefit; provided, that such amount shall not exceed the amount of the additional Taxes payable by Principal Seller resulting from such item (a "Seller Tax Detriment"). Such payment shall be made within 30 days after the later of (i) the due date (without regard to waivers or extensions) of the Tax Return for the Tax period during which the Purchaser Tax Benefit was realized or (ii) the date notice is given by Principal Seller to Purchaser with respect to such payment. In the event of the later adjustment, in whole or in part, of any item that produced the Purchaser Tax Benefit or the Seller Tax Detriment, Principal Seller shall refund to Purchaser any amount previously paid under this clause (iv) that is determined not to be owing as a result of such adjustment, or Purchaser shall further remit to Principal Seller the amount of any increase in the amount required to be paid under this clause (iv) as a result of such adjustment. The parties shall promptly notify each other of any Purchaser Tax Benefit or Seller Tax Detriment and provide details supporting the calculation of the amount thereof. The amount of any Purchaser Tax Benefit or Seller Tax Detriment shall be calculated by comparing the Taxes payable without the adjustment in question with the Taxes payable after taking into account such adjustment. In making such determination, the parties shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing the particular item that produces the increase in Principal Seller's liability or reduction in the liability of Purchaser or its affiliates for Taxes.

          (e) Mitigation. Principal Seller and Purchaser shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using reasonable best efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Principal Seller or Purchaser shall fail to make such reasonable best efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Principal Seller or Purchaser, as the case may be, had made such reasonable best efforts.

          SECTION 8.07. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of this Article VIII and as follows: (i) the representations and warranties of Principal Seller and Purchaser contained in this Agreement and in any Ancillary Agreement, other than the Seller Specified Representations, the Purchaser Specified Representations and the representations and warranties contained in Section 3.15, shall survive for fifteen months following the Closing; (ii) the Seller Specified Representations and the Purchaser Specified Representations shall survive indefinitely; (iii) the representations and warranties contained in
Section 3.15 shall survive until 60 days after the expiration of the applicable statutes of limitation; (iv) the covenant contained in Section 5.04(b) shall survive for three years following the Closing, except that such covenant shall survive for five years following the Closing Date to the extent that it applies to trade secrets of the Acquired Business; (v) the covenant contained in Section 5.24 shall survive for two years following the Closing;
(vi) the covenants


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                                                                            66


contained in Sections 5.02, 5.03, 5.05 and 5.09 shall not survive the Closing and (vii) the other covenants contained in this Agreement shall survive indefinitely.

          SECTION 8.08. No Additional Representations. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Acquired Business without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly set forth in this Agreement.

                                  ARTICLE IX

                              General Provisions
                              ------------------

          SECTION 9.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser may assign its right to purchase the Securities and the Acquired Assets to one or more subsidiaries of Purchaser (each a "Purchaser Designee") without the prior written consent of Principal Seller; provided, however, that no such assignment shall (i) limit or affect Purchaser's obligations hereunder or (ii) result in the breach of any representation or warranty of Purchaser made in this Agreement. Any attempted assignment in violation of this Section 9.01 shall be void.

          SECTION 9.02. No Third-Party Beneficiaries. Except as provided in
Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          SECTION 9.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, when received, as follows:

          (i) if to Purchaser,

                  Fuji Photo Film Co., Ltd.
                  26-30, Nishiazabu 2-chome,
                  Minato-ku, Tokyo 106-8620
                  Japan

                  Attention:  Mr. Toshio Takahashi, Senior Vice President
                  Facsimile:  81 3 3406-2204


          with a copy to:

                  Winston & Strawn LLP
                  200 Park Avenue
                  New York, NY 10166

                  Attention:  Jay Gladis, Esq.
                  Facsimile:  212-294-4700; and

          (ii) if to Principal Seller,

                  Arch Chemicals, Inc.
                  501 Merritt 7
                  P.O. Box 5204
                  Norwalk, CT 06856-5204

                  Attention:  Chief Financial Officer
                  Facsimile:  (203) 229-3652

         with a copy to:

                  Arch Chemicals, Inc.
                  501 Merritt 7
                  P.O. Box 5204
                  Norwalk, CT 06856-5204

                  Attention:  Corporate Secretary
                  Facsimile:  (203) 229-3652

         and an additional a copy to:

                  Cravath, Swaine & Moore LLP
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, NY 10019

                  Attention:  Robert I. Townsend, III, Esq.
                  Facsimile:  212-474-3700

          SECTION 9.04. Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule, including the Seller Disclosure Schedule, shall be deemed to also be set forth in each other provision, subprovision, section or subsection of any Schedule, including the Seller Disclosure Schedule, to the extent that it is reasonably apparent that such matter relates to such other provision, subprovision, section or subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or

Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For purposes of (i) Articles II, III and IV of this Agreement, references to U.S. dollar amounts shall also be deemed to be references to the foreign currency equivalents of such amounts as calculated as of October 1, 2004; (ii) Article V of this Agreement, references to U.S. dollar amounts shall also be deemed to be references to the foreign currency equivalents of such amounts as calculated as of the date of this Agreement and (iii) Article VIII of this Agreement, references to U.S. dollar amounts shall also be deemed to be references to the foreign currency equivalents of such amounts as calculated as of the date that notice with respect to a claim for indemnification is delivered pursuant to
Article VIII.

          (b) For all purposes hereof:

          "Account" shall have the meaning set forth in Section 5.07(k)(i).

          "Accounting Firm" shall have the meaning set forth in Section
1.07(b).

          "Accrual Year" shall have the meaning set forth in Section
5.07(k)(ii).

          "Acquired Assets" shall have the meaning set forth in Section
1.02(a).

          "Acquired Business" shall have the meaning set forth in the recitals to this Agreement.

          "Acquired Business Employee" shall have the meaning set forth in
Section 3.21(a).

          "Acquired Business Material Adverse Effect" means any state of facts, change, effect, condition, development, event or occurrence that is materially adverse to the business, assets, financial condition or results of operations of the Acquired Business, taken as a whole; provided, however, that in no event shall any state of fact, change, effect, condition, development, event or occurrence resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Acquired Business Material Adverse Effect: (i) any changes, events or circumstances generally relating to (and not specifically relating to the Acquired Business) (x) the United States or any foreign economy; or (y) any industry in which the Acquired Business operates; (ii) any transactions or actions contemplated by this Agreement; and (iii) any actions of Principal Seller or any of its subsidiaries with respect to which Purchaser has provided a Purchaser Consent.

          "Acquired Premises" shall have the meaning set forth in Section 1.02(a)(i).

          "Acquired Receivables" shall have the meaning set forth in Section 1.02(a)(iv).

          "Acquired Subsidiaries" shall have the meaning set forth in the recitals to this Agreement.

          "Acquisition" shall have the meaning set forth in the Recitals to this Agreement.

          "ACT" shall have the meaning set forth in Section 3.15(a).

          "Adjusted Purchase Price" shall have the meaning set forth in
Section 1.07(c).

          "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          "AMM Business" means the MM Business together with the CMS Business.

          "Ancillary Agreements" shall have the meaning set forth in Section 1.02(b)(vi).

          "Antitrust Authorities" shall have the meaning set forth in Section 5.05(b).

          "Antitrust Laws" shall have the meaning set forth in Section
5.05(b).

          "Applicable Percentage" shall have the meaning set forth in Section 5.07(k)(i).

          "Applicable Seller Health Plans" shall have the meaning set forth in
Section 5.07(i).

          "Assets Sellers" shall have the meaning set forth in the recitals to this Agreement.

          "Assigned Contracts" shall have the meaning set forth in Section 1.02(a)(viii).

          "Assumed Liabilities" shall have the meaning set forth in Section 1.03(a).

          "Balance Sheet" shall have the meaning set forth in Section 3.04.

          "Belgian Facility" shall mean the facility located at Keetberglaan 1A - Havennummer 1061, B-2070 Zwijndrecht, Belgium and occupied by an Acquired Subsidiary pursuant to that certain land lease dated June 11, 1991 with the Flemish Regional Government.

          "Business Benefit Plans" shall have the meaning set forth in Section 3.17(a).

          "Business Contracts" shall have the meaning set forth in Section 3.08(b).

          "Business Intellectual Property" shall have the meaning set forth in
Section 3.07(a).

          "Business Property" shall have the meaning set forth in Section
3.06(b).

          "Business Technology" shall have the meaning set forth in Section 3.07(f).

          "Carryover Period" shall have the meaning set forth in Section
5.07(d).

          "Cause" means the wilful and continued failure of a Participant to substantially perform his or her duties; the wilful engaging by a Participant in gross misconduct that Purchaser or the employing Purchaser Designee or Acquired Subsidiary determines in good faith is significantly injurious, financially or otherwise, to the Acquired Business; a Participant's misconduct in the course of his or her employment which is a felony or other act of dishonesty, fraud, or deceit; or a Participant's action or omission constituting gross negligence in the course his or her employment; provided, that no act or failure to act on the part of a Participant will be considered "wilful" unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of the Acquired Business or not opposed to the interests of the Acquired Business.

          "Closing" shall have the meaning set forth in Section 1.05(a).

          "Closing Date" shall have the meaning set forth in Section 1.05(a).

          "Closing Date Amount" shall have the meaning set forth in Section 1.06(b).

          "Closing Statement" shall have the meaning set forth in Section
1.07(a).

          "Closing Working Capital" shall have the meaning set forth in
Section 1.07(a).

          "CMS Business" means Principal Seller's marketing and selling of chemical management services to the microelectronics, semiconductor and other electronic components industries, such as: (i) inventory management, (ii) chemical distribution system management, (iii) chemical handling, (iv) sample collection and analysis, (v) data collection, (vi) waste management (vii) recycling programs and (viii) regulatory compliance.

          "Code" shall have the meaning set forth in Section 3.15(a).

          "Competitive Activities" shall have the meaning set forth in Section 5.13(a).


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                                                                            71


          "Confidentiality Agreement" shall have the meaning set forth in
Section 5.04(a).

          "Consent" shall have the meaning set forth in Section 2.03.

          "Contracts" shall have the meaning set forth in Section
1.02(a)(viii).

          "Current Assets" shall have the meaning set forth in Section
1.07(d).

          "Current Liabilities" shall have the meaning set forth in Section 1.07(d).

          "Disability" shall have the meaning set forth in Section
5.07(k)(iv).

          "DOJ" shall have the meaning set forth in Section 5.05(b).

          "EBITDA" shall have the meaning set forth in Section 6.02(f).

          "Environmental Law" shall have the meaning set forth in Section 3.20(h)(i).

          "Environmental Permits" shall have the meaning set forth in Section 3.20(d).

          "Environmental Reports" shall have the meaning set forth in Section 3.20(g).

          "ERISA" shall have the meaning set forth in Section 3.17(a).

          "ERISA Affiliate" shall have the meaning set forth in Section
3.17(e).

          "Estimated Purchase Price Adjustment" shall have the meaning set forth in Section 1.06(b).

          "Exchange Act" shall have the meaning set forth in Section 2.03.

          "Excluded Assets" shall have the meaning set forth in Section
1.02(b).

          "Excluded Facility" means the manufacturing facility located at 2450 Olin Road, Brandenburg, Kentucky 40108-0547, that Principal Seller, through one or more subsidiaries, owns and operates as part of the MM Business.

          "Excluded Liability" shall have the meaning set forth in Section 1.03(b).

          "Financial Statements" shall have the meaning set forth in Section
3.04.

          "Foreign Acquisition Agreements" shall have the meaning set forth in
Section 1.01(b).


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                                                                            72


          "Foreign Business Benefit Plan" shall have the meaning set forth in
Section 3.17(g).

          "FSA" shall have the meaning set forth in Section 5.07(h).

          "FSA Transition Period" shall have the meaning set forth in Section 5.07(h).

          "FTC" shall have the meaning set forth in Section 5.05(b).

          "GAAP" shall have the meaning set forth in Section 1.07(d)(i).

          "GARC" shall have the meaning set forth in Section 2.03.

          "Governmental Entity" shall have the meaning set forth in Section
2.03.

          "Group Relief" shall have the meaning set forth in Section 3.15(a).

          "Hazardous Materials" shall have the meaning set forth in Section 3.20(h)(ii).

          "HSR Act" shall have the meaning set forth in Section 2.03.

          "including" means including, without limitation.

          "Income Taxes" shall have the meaning set forth in Section 3.15(a).

          "indemnified party" shall have the meaning set forth in Section
8.06(a).

          "indemnifying party" shall have the meaning set forth in Section 8.06(a).

          "Intellectual Property" shall have the meaning set forth in Section 1.02(a)(v).

          "Inventory" shall have the meaning set forth in Section 1.02(a)(ii).

          "Investments" shall have the meaning set forth in Section
1.02(a)(ix).

          "Joint Venture" means FUJIFILM Arch Co., Ltd., a Japanese corporation.

          "Joint Venture Interest" means the 49% ownership interest in the Joint Venture owned as of the date of this Agreement by Arch Specialty Chemicals, Inc.

          "Judgment" shall have the meaning set forth in Section 2.03.

          "Key Employee" shall have the meaning set forth in Section 5.07(k).

          "knowledge" means (i) with respect to Principal Seller, the actual knowledge, without inquiry, of the persons set forth in Section 9.04(b)(i) of the Seller


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                                                                            73


Disclosure Schedule, and (ii) with respect to Purchaser, the actual knowledge, without inquiry, of the persons set forth in Section 9.04(b)(ii) of the Seller Disclosure Schedule.

          "Known Environmental Matters" shall have the meaning set forth in
Section 5.25.

          "Law" shall have the meaning set forth in Section 2.03.

          "Leased Property" shall have the meaning set forth in Section
3.06(a).

          "Lease" shall have the meaning set forth in Section 3.06(a).

          "Licensed Software" means rights relating to computer software licensed by Principal Seller, an Acquired Subsidiary or an Assets Seller and used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business.

          "Liens" shall have the meaning set forth in the Section 3.05(a).

          "Losses" shall have the meaning set forth in the Section 8.02(a).

          "MM Business" shall have the meaning set forth in the recitals to this Agreement.

          "Notice of Disagreement" shall have the meaning set forth in Section 1.07(b).

          "Other Bid" shall have the meaning set forth in Section 5.02.

          "Owned Property" shall have the meaning set forth in Section
3.06(a).

          "Owned Software" means all physical embodiments (including source and object code) of and rights relating to computer software owned by Principal Seller, an Acquired Subsidiary or an Assets Seller and used, held for use or intended to be used primarily in the operation or conduct of the Acquired Business.

          "Participant" shall have the meaning set forth in Section 3.17(a).

          "Permits" shall have the meaning set forth in Section 3.13(a).

          "Permitted Goods and Services" shall have the meaning set forth in
Section 5.13(a).

          "Permitted Liens" shall have the meaning set forth in Section
3.05(a).

          "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

          "Phase 1 Reports" means (i) the Phase I Environmental Site Assessment Report for the AMM Facility - East Providence RI, 200 Massasoit Avenue, prepared by


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                                                                            74


EBI Consulting, dated October 18, 2004, (ii) the Phase I Environmental Site Assessment Report for the AMM Facility - North Kingstown RI, 80 Circuit Drive, prepared by EBI Consulting, dated October 13, 2004, (iii) the Phase I Environmental Site Assessment Report for the AMM Facility - Mesa, AZ, 6550 South Mountain Avenue, prepared by EBI Consulting, dated October 11, 2004 and
(iv) the Phase I Environmental Assessment, Arch Chemicals, Zwijndrecht, Belgium, prepared by URS Corporation, dated September 29, 2004.

          "Planar" means Planar Solutions, L.L.C., a Delaware limited liability company.

          "Planar Business" means the operations and businesses of Planar.

          "Planar Interest" means all of Principal Seller's ownership interest in Planar and the other interests and obligations of Principal Seller associated primarily with such ownership interest; and

          "PPO Participants" shall have the meaning set forth in Section
5.07(i).

          "Price Allocation" shall have the meaning set forth in Section
5.20(b).

          "Principal Seller" shall have the meaning set forth in the preamble to this Agreement.

          "Principal Seller Indemnitees" shall have the meaning set forth in
Section 8.01(b).

          "Proceeding" shall have the meaning set forth in Section 3.13(a).

          "Purchase Price" shall have the meaning set forth in Section 1.01.

          "Purchaser" shall have the meaning set forth in the preamble to this Agreement.

          "Purchaser 401(k) Plan" shall have the meaning set forth in Section 5.07(f).

          "Purchaser Consent" shall have the meaning set forth in Section
5.01.

          "Purchaser Designee" shall have the meaning set forth in Section
9.01.

          "Purchaser Flexible Spending Plans" shall have the meaning set forth in Section 5.07(h).

          "Purchaser Indemnitees" shall have the meaning set forth in Section 8.01(a).


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                                                                            75


          "Purchaser Material Adverse Effect" shall have the meaning set forth in Section 4.03.

          "Purchaser Specified Representations" shall have the meaning set forth in Section 8.07.

          "Purchaser Tax Benefit" shall have the meaning set forth in Section 8.06(d)(iv).

          "Records" shall have the meaning set forth in Section 1.02(a)(xiv).

          "Release" shall have the meaning set forth in Section 3.20(h)(iii).

          "Securities" shall have the meaning set forth in the recitals to this Agreement.

          "Securities Sellers" shall have the meaning set forth in Section
2.04.

          "Seller 401(k)Plan" shall have the meaning set forth in Section
5.07(f).

          "Seller Arizona HMO" shall have the meaning set forth in Section 5.07(i).

          "Seller California PPO and HMO" shall have the meaning set forth in
Section 5.07(i).

          "Seller Disclosure Schedule" shall have the meaning set forth in
Article II.

          "Seller Flexible Spending Plans" shall have the meaning set forth in
Section 5.07(h)(i).

          "Seller LTIP" shall have the meaning set forth in Section 5.07(j).

          "Seller Material Adverse Effect" shall have the meaning set forth in
Section 2.03.

          "Seller PPO Plan" shall have the meaning set forth in Section
5.07(i).

          "Seller Rhode Island PPO and HMO" shall have the meaning set forth in Section 5.07(i).

          "Seller Specified Representations" shall have the meaning set forth in Section 8.02(c)(v).

          "Seller Tax Detriment" shall have the meaning set forth in Section 8.06(d)(iv).

          "Sellers" shall have the meaning set forth in the recitals to this Agreement.

          "Straddle Period" shall have the meaning set forth in Section 5.08.


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                                                                            76


          "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

          "Supplies" shall have the meaning set forth in Section 5.18.

          "Tax" or "Taxes" shall have the meaning set forth in Section
3.15(a).

          "Tax Claim" shall have the meaning set forth in Section 8.06(d)(i).

          "Tax Indemnitee" shall have the meaning set forth in Section
8.06(d)(i).

          "Tax Indemnitor" shall have the meaning set forth in Section
8.06(d)(i).

          "Tax Records" shall have the meaning set forth in Section 5.08(c).

          "Taxes Act" shall have the meaning set forth in Section 3.15(a).

          "Taxing Authority" shall have the meaning set forth in Section
3.15(a).

          "Tax Return" or "Tax Returns" shall have the meaning set forth in
Section 3.15(a).

          "Technology" shall have the meaning set forth in Section
1.02(a)(vi).

          "Third Party Claim" shall have the meaning set forth in Section
8.06(a).

          "Title Company' shall have the meaning set forth in Section 5.23.

          "Transfer Taxes" shall have the meaning set forth in Section
5.06(b).

          "Transferred Participant" shall have the meaning set forth in
Section 5.07(a).

          "U.S. Transferred Participant" shall have the meaning set forth in
Section 5.07(c).

          "UK Company Group" shall have the meaning set forth in Section
3.15(a).

          "Voting Company Debt" shall have the meaning set forth in Section 3.02(a).

          "waiving party" shall have the meaning set forth in Section 6.05.

          "WC Amount" shall have the meaning set forth in Section 1.07(c).

          "Working Capital" shall have the meaning set forth in Section
1.07(d).


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                                                                            77


          "Year-End Statement" shall have the meaning set forth in Section 1.07(d).

          SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.06. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

          SECTION 9.07. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

          SECTION 9.08. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.08. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 9.09. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to


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                                                                            78


agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          SECTION 9.10. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.


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                                                                            79


                  IN WITNESS WHEREOF, Principal Seller and Purchaser have duly executed this Agreement as of the date first written above.

                                      Arch Chemicals, Inc.,

                                        by
                                           /s/ Louis S. Massimo
                                           -----------------------------------
                                           Name:  Louis S. Massimo
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

                                       FUJI PHOTO FILM CO., LTD,

                                        by
                                           /s/ Toshio Takahashi
                                           -----------------------------------
                                           Name:  Toshio Takahashi
                                           Title: Senior Vice President